EXHIBIT 4.(k)


                       AGREEMENT AND PLAN OF MERGER

                               by and among

                       FLORIDA PROGRESS CORPORATION

                             EFC MERGER CORP.

                            FM INDUSTRIES, INC.

                                    and

         ANNE B. WINDFOHR, JOHN MARION, JOHN MASON, SAM BRAUNAGEL,

                   ALLAN J. KVASNICKA, CRAIG W. WYCOFF,

                        O. ELWYN SEAY and LEO KANE



                          As of December 1, 1994




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                             TABLE OF CONTENTS
                                                                       Page
ARTICLE 1
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2
GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.1   The Merger. . . . . . . . . . . . . . . . . . . . . . . . .   3
      2.2   Articles of Merger; Effective Time. . . . . . . . . . . . . . 3
      2.3   Matters Preliminary to the Merger . . . . . . . . . . . . . . 3
      2.4   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . 3
      2.5   Articles of Incorporation and Bylaws. . . . . . . . . . . . . 4
      2.6   Directors and Officers. . . . . . . . . . . . . . . . . . . . 4
      2.7   Property and Liabilities of Constituent Corporations. . . . . 4

ARTICLE 3
CONVERSION AND EXCHANGE OF STOCK . . . . . . . . . . . . . . . . . . . .  4
      3.1   Stock of Merger Corporation . . . . . . . . . . . . . . . . . 4
      3.2   Stock of FMI. . . . . . . . . . . . . . . . . . . . . . . . . 5
      3.3   Exchange of Stock Certificates. . . . . . . . . . . . . . . . 5
      3.4   Escrow of Shares. . . . . . . . . . . . . . . . . . . . . . . 6
      3.5   Fractional Shares . . . . . . . . . . . . . . . . . . . . . . 6
      3.6   Risk of Market Fluctuations; No Other Adjustments . . . . . . 6

ARTICLE 4
ESCROW OF STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      4.1   Establishment of Escrow . . . . . . . . . . . . . . . . . . . 7
      4.2   Terms and Conditions of Escrow. . . . . . . . . . . . . . . . 7
      4.3   Distribution of Escrow. . . . . . . . . . . . . . . . . . . . 8
      4.4   Handling Claims Against Escrow. . . . . . . . . . . . . . . .10
      4.5   Rights to Escrowed Shares During Pendency of Escrow . . . . .14
      4.6   Recourse to Escrow Not Exclusive. . . . . . . . . . . . . . .15

ARTICLE 5
CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

 ARTICLE 6
SECURITIES LAW MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . 16
      6.1  Status Under Securities Law; Intent . . . . . . . . . . . . . 16
      6.2  Sophistication, Disclosure, Resale, etc . . . . . . . . . . . 16

 ARTICLE 7
POST CLOSING REGISTRATION OF SECURITIES. . . . . . . . . . . . . . . . . 17
      7.1  Registration Under Securities Act, Etc. . . . . . . . . . . . 17
      7.2  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 8
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      8.1  Capital Stock.. . . . . . . . . . . . . . . . . . . . . . . . 23
      8.2  Restrictions on Stock.. . . . . . . . . . . . . . . . . . . . 23
      8.3  Authority Relative to this Agreement. . . . . . . . . . . . . 24
      8.4  No Violations.. . . . . . . . . . . . . . . . . . . . . . . . 24
      8.5  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 24
      8.6  Ownership of Florida Progress Corporation Stock . . . . . . . 24
      8.7  No Interest in Properties, Competitors, Etc.. . . . . . . . . 24

ARTICLE 9
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS AND FMI. . . . . . . . . . . . . . . . . . . . . . . 25
      9.1  Organization and Standing.. . . . . . . . . . . . . . . . . . 25
      9.2  Capitalization; Capital Stock.. . . . . . . . . . . . . . . . 25
      9.3  Restrictions on Stock.. . . . . . . . . . . . . . . . . . . . 25
      9.4  Qualification To Do Business. . . . . . . . . . . . . . . . . 26
      9.5  Subsidiaries; Interests in Other Businesses; Changes in
   Ownership of FMI. . . . . . . . . . . . . . . . . . . . . . . 26
      9.6  Authority Relative to this Agreement. . . . . . . . . . . . . 26
      9.7  No Violations.. . . . . . . . . . . . . . . . . . . . . . . . 26
      9.8  Financial Statements. . . . . . . . . . . . . . . . . . . . . 27
      9.9  Absence of Undisclosed Liabilities. . . . . . . . . . . . . . 27
      9.10 Title to Assets and Properties. . . . . . . . . . . . . . . . 28
      9.11 Accounts Receivable.. . . . . . . . . . . . . . . . . . . . . 28
      9.12 Inventories.. . . . . . . . . . . . . . . . . . . . . . . . . 29
      9.13 Personal Property . . . . . . . . . . . . . . . . . . . . . . 29
      9.14 Owned Real Property . . . . . . . . . . . . . . . . . . . . . 30
      9.15 FMI Contractual Obligations . . . . . . . . . . . . . . . . . 31
      9.16 Intellectual Property . . . . . . . . . . . . . . . . . . . . 32
      9.17 Tax Matters.. . . . . . . . . . . . . . . . . . . . . . . . . 33
      9.18 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 34
      9.19 Compliance With Applicable Laws.. . . . . . . . . . . . . . . 35
      9.20 Labor Relations.. . . . . . . . . . . . . . . . . . . . . . . 35
      9.21 Employee Welfare Benefits.. . . . . . . . . . . . . . . . . . 36
      9.22 Insurance Coverage. . . . . . . . . . . . . . . . . . . . . . 37
      9.23 Banks.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      9.24 Returns and Cancellations . . . . . . . . . . . . . . . . . . 37
      9.25 Customers and Suppliers.. . . . . . . . . . . . . . . . . . . 37
      9.26 No Interest in Properties, Competitors, Etc.. . . . . . . . . 38
      9.27 Environmental Matters . . . . . . . . . . . . . . . . . . . . 38
      9.28 OSHA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      9.29 Absence of Changes. . . . . . . . . . . . . . . . . . . . . . 40

      9.30 Approvals and Consents. . . . . . . . . . . . . . . . . . . . 42
      9.31 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE 10
REPRESENTATIONS AND WARRANTIES OF FPC. . . . . . . . . . . . . . . . . . 43
      10.1 Organization and Standing.. . . . . . . . . . . . . . . . . . 43
      10.2 Authority; No Violation . . . . . . . . . . . . . . . . . . . 43
      10.3 Financial Statements. . . . . . . . . . . . . . . . . . . . . 44
      10.4 Statements Made . . . . . . . . . . . . . . . . . . . . . . . 44
      10.5 Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . 44
      10.6 No Material Adverse Change. . . . . . . . . . . . . . . . . . 45
      10.7 Approvals and Consents. . . . . . . . . . . . . . . . . . . . 45
      10.8 Certain Matters Concerning Tax-Free Reorganization. . . . . . 45
      10.9 Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . 45

ARTICLE 11
REPRESENTATIONS AND WARRANTIES OF MERGER CORPORATION . . . . . . . . . . 45
      11.1 Organization and Standing.. . . . . . . . . . . . . . . . . . 45
      11.2 Authority; No Violation . . . . . . . . . . . . . . . . . . . 46
      11.3 Approvals and Consents. . . . . . . . . . . . . . . . . . . . 46
      11.4 Statements Made . . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE 12
TRANSACTIONS AND OBLIGATIONS PRIOR TO THE CLOSING. . . . . . . . . . . . 47
      12.1 Actions Prior to Closing. . . . . . . . . . . . . . . . . . . 47
      12.2 Conduct of the Business Until Closing.. . . . . . . . . . . . 48
      12.3 Certain Permitted Actions . . . . . . . . . . . . . . . . . . 49
      12.4 Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . 49
      12.5 Corporate Action; Approvals and Consents. . . . . . . . . . . 50
      12.6 Prohibition on Solicitation or Consideration of Other Offers. 50
      12.7 Access to Properties and Records, Etc.. . . . . . . . . . . . 50
      12.8 Survey and Inspection of Property . . . . . . . . . . . . . . 51
      12.9 Supplemental Disclosure . . . . . . . . . . . . . . . . . . . 51
      12.10Additional Reports. . . . . . . . . . . . . . . . . . . . . . 51
      12.11Capital Expenditures. . . . . . . . . . . . . . . . . . . . . 52
      12.12Employment of O. Elwyn Seay . . . . . . . . . . . . . . . . . 52
      12.13Satisfaction of Conditions. . . . . . . . . . . . . . . . . . 52

ARTICLE 13
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF FPC AND MERGER CORPORATION. . . . . . . . . . . . . . . . . . . . . . 52
      13.1 Accuracy of Representations and Warranties. . . . . . . . . . 52
      13.2 Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . 53
      13.3 Certified Articles and Bylaws . . . . . . . . . . . . . . . . 53
      13.4 Good Standing Certificates. . . . . . . . . . . . . . . . . . 53
      13.5 No Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . 53
      13.6 Operation in the Ordinary Course. . . . . . . . . . . . . . . 53
      13.7 Consents and Waivers. . . . . . . . . . . . . . . . . . . . . 53
      13.8 HSR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
      13.9 Certificates. . . . . . . . . . . . . . . . . . . . . . . . . 54
      13.10[Reserved]. . . . . . . . . . . . . . . . . . . . . . . . . . 54
      13.11Incumbency. . . . . . . . . . . . . . . . . . . . . . . . . . 54
      13.12Certified Resolutions . . . . . . . . . . . . . . . . . . . . 54
      13.13Accuracy of Documents . . . . . . . . . . . . . . . . . . . . 54
      13.14Stockholders Certificate Regarding Information for Registration


           Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 54
      13.15Conversion of Preferred Stock . . . . . . . . . . . . . . . . 54
      13.16Opinion of FMI and the Stockholders' Counsel. . . . . . . . . 54
      13.17Environmental Contingencies.. . . . . . . . . . . . . . . . . 55
      13.18Employment of O. Elwyn Seay . . . . . . . . . . . . . . . . . 55
      13.19Investigation of Certain Matters. . . . . . . . . . . . . . . 55
      13.20Opinions, Reports, Etc. . . . . . . . . . . . . . . . . . . . 55
      13.21Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . 55
      13.22Independent Accountant's Opinion. . . . . . . . . . . . . . . 55
      13.23Material Adverse Change . . . . . . . . . . . . . . . . . . . 56
      13.24Resignations of Directors . . . . . . . . . . . . . . . . . . 56
      13.25Termination of Right of First Refusal Agreement and Subscription


           Agreement and Investment Letter . . . . . . . . . . . . . . . 56
      13.26Termination of Corporate Acquisitions Agreements. . . . . . . 56
      13.27Supplemental Disclosures on Exhibit 16.3. . . . . . . . . . . 56

ARTICLE 14
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FMI
AND THE STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . 56
      14.1 Accuracy of Representations and Warranties. . . . . . . . . . 56
      14.2 Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . 56
      14.3 Active Status and Good Standing.. . . . . . . . . . . . . . . 57
      14.4 No Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . 57
      14.5 Consents and Waivers. . . . . . . . . . . . . . . . . . . . . 57
      14.6 HSR.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
      14.7 Certificates. . . . . . . . . . . . . . . . . . . . . . . . . 57
      14.8 Incumbency. . . . . . . . . . . . . . . . . . . . . . . . . . 57
      14.9 Certified Resolutions . . . . . . . . . . . . . . . . . . . . 57
      14.10Material Adverse Change . . . . . . . . . . . . . . . . . . . 58
      14.11Opinion of FPC's General Counsel. . . . . . . . . . . . . . . 58
      14.12Supplemental Disclosures on Exhibit 16.3. . . . . . . . . . . 58

ARTICLE 15
RESTRICTIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 58
      15.1 Noncompetition. . . . . . . . . . . . . . . . . . . . . . . . 58
      15.2 Nonsolicitation . . . . . . . . . . . . . . . . . . . . . . . 59
      15.3 Non-Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 59
      15.4 Enforcement.. . . . . . . . . . . . . . . . . . . . . . . . . 60

ARTICLE 16
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
      16.1 Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
      16.2 Indemnification by the Stockholders - Individual Representations,

           Warranties and Covenants. . . . . . . . . . . . . . . . . . . 61
      16.3 Indemnification by the Stockholders - Collective Representations,

           Warranties and Covenants. . . . . . . . . . . . . . . . . . . 62
      16.4 Indemnification by FPC. . . . . . . . . . . . . . . . . . . . 63
      16.5 Procedures for Indemnification. . . . . . . . . . . . . . . . 64
      16.6 Defense of Third Party Claims . . . . . . . . . . . . . . . . 66
      16.7 Settlement of Third Party Claims. . . . . . . . . . . . . . . 66
      16.8 Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . 67
      16.9 Limitations on Indemnification Obligations; Dealing with Unresolved

           Claims at Deadline Date . . . . . . . . . . . . . . . . . . . 67
      16.10Settlement of Indemnification Obligations; Setoff.. . . . . . 69
      16.11Arbitration of Indemnification Claims.. . . . . . . . . . . . 70
      16.12Remedies Upon Breach. . . . . . . . . . . . . . . . . . . . . 71

ARTICLE 17
CERTAIN ACCOUNTING AND TAX MATTERS; POST CLOSING MATTERS . . . . . . . . 71
      17.1 Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . 71
      17.2 Pooling of Interest . . . . . . . . . . . . . . . . . . . . . 71
      17.3 Tax-Free Reorganization; Continuity of Interest . . . . . . . 71

ARTICLE 18
STOCKHOLDERS' REPRESENTATIVES. . . . . . . . . . . . . . . . . . . . . . 72

ARTICLE 19
TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
      19.1 Right to Terminate. . . . . . . . . . . . . . . . . . . . . . 72
      19.2 Effectiveness of Termination. . . . . . . . . . . . . . . . . 73
      19.3 Liability Upon Termination. . . . . . . . . . . . . . . . . . 73

ARTICLE 20
GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
      20.1 No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . 73
      20.2 Survival of Representations, Warranties, Etc. . . . . . . . . 73
      20.3 Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
      20.4 Specific Enforcement. . . . . . . . . . . . . . . . . . . . . 74
      20.5 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 74
      20.6 Press Releases. . . . . . . . . . . . . . . . . . . . . . . . 74
      20.7 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 74
      20.8 Securities Law. . . . . . . . . . . . . . . . . . . . . . . . 75
      20.9 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
      20.10Assignability . . . . . . . . . . . . . . . . . . . . . . . . 78
      20.11Venue; Process. . . . . . . . . . . . . . . . . . . . . . . . 78
      20.12Further Assurances. . . . . . . . . . . . . . . . . . . . . . 78
      20.13Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 78
      20.14Applicable Law; Construction and Interpretation . . . . . . . 78
      20.15Time of the Essence . . . . . . . . . . . . . . . . . . . . . 79
      20.16Integration of Agreement. . . . . . . . . . . . . . . . . . . 79
      20.17Submission of Draft . . . . . . . . . . . . . . . . . . . . . 79
      20.18Effect of Investigation . . . . . . . . . . . . . . . . . . . 79

                          INDEX TO DEFINED TERMS
Term                                                                   Page
AAA Rules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Allocated Dollar Limit . . . . . . . . . . . . . . . . . . . . . . . . . 62
Articles of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Commission . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Constituent Corporations . . . . . . . . . . . . . . . . . . . . . . . . .1
Deadline Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
Decision Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Electing Out Date. . . . . . . . . . . . . . . . . . . . . . . . . . 17, 18
Environment Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Escrow Termination Date. . . . . . . . . . . . . . . . . . . . . . . . . .8
External Environment Audit . . . . . . . . . . . . . . . . . . . . . . . 51
FMI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
FMI Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
FMI Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
FMI Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
FMI Furniture and Fixtures . . . . . . . . . . . . . . . . . . . . . . . 30
FMI Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . 32
FMI Owned Real Property. . . . . . . . . . . . . . . . . . . . . . . . . 30
FMI Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
FMI Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
FPC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
FPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Indemnification Claim. . . . . . . . . . . . . . . . . . . . . . . . . . 64
Indemnitee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
Indemnitor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
Initially Covered Shares . . . . . . . . . . . . . . . . . . . . . . . . 17
Interim Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Internal Environmental Audit . . . . . . . . . . . . . . . . . . . . . . 51
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
Material . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 31
Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Merger Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Negotiation Period . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
Non-Electing Out Stockholders. . . . . . . . . . . . . . . . . . . . . . 17
Ordinary Course of Business. . . . . . . . . . . . . . . . . . . . . . . .2
Ownership Percentage . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Permitted Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . .2
Permitted Real Property Exceptions . . . . . . . . . . . . . . . . . . . .3
Pooling of interests . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Pre-Merger FMI Common Stock. . . . . . . . . . . . . . . . . . . . . . . .5
Prohibited transaction . . . . . . . . . . . . . . . . . . . . . . . . . 37
PRSC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
Qualified plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Seay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Securities Exchange Act. . . . . . . . . . . . . . . . . . . . . . . . . .3
Separate Matters Limit . . . . . . . . . . . . . . . . . . . . . . . . . 61
Stockholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Stockholders' Representatives. . . . . . . . . . . . . . . . . . . . . . 72
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . .3
Texas BCA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Third Party Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
Ultimate parent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Year End Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . 27

                       AGREEMENT AND PLAN OF MERGER


   THIS AGREEMENT AND PLAN OF MERGER is dated as of the 1st day of December 1994, by and among FLORIDA PROGRESS CORPORATION ("FPC"), a Florida corporation; EFC MERGER CORP. (the "Merger Corporation"), a Texas corporation; and FM INDUSTRIES, INC., ("FMI"), a Texas corporation; (FPC, Merger Corporation and FMI being sometimes collectively referred to as the "Constituent Corporations"); and ANNE B. WINDFOHR, JOHN MARION, JOHN MASON, SAM BRAUNAGEL, ALLAN J. KVASNICKA, CRAIG W. WYCOFF, O. ELWYN SEAY, and LEO KANE (each individually, a "Stockholder" and collectively, the "Stockholders").


                                WITNESSETH:


   WHEREAS, the Stockholders own collectively 7,250 shares, par value $.10 per share, of the common stock of FMI (the "FMI Common Stock"), and 70,000 shares, par value $.10 per share, of the convertible preferred stock of FMI (the "FMI Preferred Stock"), collectively constituting all of the outstanding capital stock of FMI;

   WHEREAS, Merger Corporation is a corporation duly organized and existing under the laws of the State of Texas, with authorized capital stock of 1,000 shares of common stock, par value $1.00 per share, all of which immediately prior to the Effective Time, as defined in Section 2.2 hereof, will be issued and outstanding and held by FPC;

   WHEREAS, FMI is a corporation duly organized and existing under the laws of the State of Texas;

and

   WHEREAS, FMI and Merger Corporation deem it advisable to merge Merger Corporation with and into FMI upon the terms and conditions hereinafter set forth, all in a transaction intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (the "Merger").

   NOW, THEREFORE, the Constituent Corporations and the Stockholders agree to effect the Merger provided for in this Agreement and Plan of Merger (the "Agreement") on the terms and conditions set forth herein.

                                 ARTICLE 1
                                DEFINITIONS

   In addition to such other terms as elsewhere defined herein, the following terms shall have the following meanings for all purposes of this Agreement and all other documents issued under or delivered pursuant thereto, unless the context requires otherwise:

   "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Commission" shall mean the United States Securities and Exchange
Commission.

   "FPC Closing Date Closing Price" shall mean the closing price of the common stock of FPC on the Closing Date, as reported on the New York Stock Exchange Composite Transactions Tape.

   "Knowledge" or "know" shall mean actual conscious knowledge, after reasonable investigation. When such term is used with respect to FMI's management, the knowledge shall include only the knowledge of FMI's operating management listed on Exhibit 1 and FMI's directors.

   "Material" shall mean, unless otherwise specifically indicated in the particular section of this Agreement, (i) relative to evaluating representations, warranties and/or covenants of FMI or any of the Stockholders for purposes of indemnification under Article 16, $10,000, (ii) relative to evaluating representations, warranties and/or covenants of FMI or any of the Stockholders for purposes of determining satisfaction of conditions precedent to the closing of the Merger, $100,000 in the aggregate, and (iii) solely for the purpose of evaluating representations, warranties and/or covenants concerning the business and/or financial condition of FPC and its Affiliates, $25,000,000.

   "Ownership Percentage" shall mean: 25% with respect to Sam Braunagel; 22% with respect to Anne B. Windfohr; 17.5% with respect to Allan J. Kvasnicka; 15% with respect to O. Elwyn Seay; 10% with respect to Craig W. Wycoff; 5% with respect to Leo Kane; 2.75% with respect to John Marion; and 2.75% with respect to John Mason.

   "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

   "Permitted Encumbrances" shall mean (i) liens for taxes not yet due and payable, and (ii) the liens, mortgages, claims, security interests, and encumbrances relating to the assets and properties of FMI that have been properly disclosed to FPC and Merger Corporation on an appropriate Exhibit to this Agreement.

   "Permitted Real Property Exceptions" shall mean, as to any parcel of FMI Owned Real Property, easements, rights of way, licenses, covenants, restrictions and other similar charges or encumbrances, imperfections in title, and other matters which appear on Chicago Title Insurance Company Policy No. 44000850078681 (issued March 31, 1989) (the "Title Policy") or if not appearing thereon, which are disclosed in writing to FPC and do not in the aggregate materially adversely affect the current uses of such real property.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


                                 ARTICLE 2
                                  GENERAL

   2.1 The Merger. In accordance with the provisions of this Agreement and the Texas Business Corporation Act (the "Texas BCA"), at the Effective Time, Merger Corporation shall be merged with and into FMI, which shall be the surviving corporation (hereinafter sometimes the "Surviving Corporation"), and the Surviving Corporation shall thereupon (i) be a wholly owned subsidiary of FPC, (ii) continue its corporate existence under the laws of the State of Texas, (iii) retain its present name and (iv) succeed to all rights, assets, liabilities and obligations of Merger Corporation and the Surviving Corporation in accordance with and as more particularly set forth in this Agreement and the Texas BCA. The separate corporate existence of Merger Corporation shall terminate as of the Effective Time.

   2.2 Articles of Merger; Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by the execution and filing of Articles of Merger, substantially in the form as set forth as Exhibit 2.2, with the Secretary of State of the State of Texas (the "Articles of Merger"), together with the appropriate fees and franchise taxes, in accordance with the provisions of Article 5.04 of the Texas BCA. The Merger shall become effective immediately upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas with respect to the Merger following the filing of the Articles of Merger, which filing shall be made contemporaneously with the Closing. The time and date when the Merger shall become effective is hereinafter referred to as the "Effective Time."

   2.3  Matters Preliminary to the Merger.   FMI and the Stockholders agree
that prior to the Merger they shall cause Anne B. Windfohr, John Marion and John Mason, as all of the owners of the FMI Preferred Stock, to convert all of the issued and outstanding shares of the FMI Preferred Stock into an aggregate of 2,750 shares of the common stock of FMI (Anne B. Windfohr - 2,200 shares; John Marion - 275 shares; and John Mason - 275 shares).

   2.4 Capitalization. The number of authorized shares of the capital stock of the Surviving Corporation shall continue to be 100,000 shares of common stock, par value $.10 per share and 100,000 shares of convertible preferred stock, par value $.10 per share.

   2.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of FMI, as in effect immediately prior to the Effective Time, until further amended, shall be and remain the Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of FMI, as in effect immediately prior to the Effective Time, shall be and remain the Bylaws of the Surviving Corporation until altered, amended, or repealed.

   2.6 Directors and Officers. Immediately after the Effective Time, the directors of the Surviving Corporation shall be the persons who are elected by FPC, as the sole stockholder of the Surviving Corporation immediately after the Effective Time, and they shall hold office until their successors have been elected and have qualified in accordance with law and the Bylaws of the Surviving Corporation. Immediately after the Effective Time, the officers of the Surviving Corporation shall be the persons elected by the newly elected directors of the Surviving Corporation, and they shall hold office until their successors have been elected and have qualified in accordance with law and the Bylaws of the Surviving Corporation.

   2.7 Property and Liabilities of Constituent Corporations. The identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of FMI shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Merger Corporation shall be merged into FMI. At the Effective Time, Merger Corporation shall be merged into the Surviving Corporation and the separate existence of Merger Corporation shall cease. The Surviving Corporation shall, from and after the Effective Time, possess all the rights, privileges, powers, and franchises of whatsoever nature and description, of a public as well as of a private nature, of Merger Corporation and of FMI (prior to the Merger); and all rights, privileges, powers, and franchises of each of Merger Corporation and of FMI (prior to the Merger), and all property, real, personal, and mixed, and debts due to either of Merger Corporation or of FMI (prior to the Merger) on whatever account shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Merger Corporation and FMI (prior to the Merger), and the title to any real estate vested by deed or otherwise in either of Merger Corporation or FMI (prior to the Merger) shall not revert or be in any way impaired by reason of the Merger. From and after the Effective Time, all rights of creditors and all liens upon the property of Merger Corporation or of FMI (prior to the Merger) shall be preserved unimpaired, and all debts, liabilities, and duties of Merger Corporation and of FMI (prior to the Merger) shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.


                                 ARTICLE 3
                     CONVERSION AND EXCHANGE OF STOCK

   3.1 Stock of Merger Corporation. Each share of common stock of Merger Corporation validly issued and outstanding immediately prior to the Effective Time shall, at the Effective Time and by virtue of the Merger, thereupon be converted into and become one share of FMI Common Stock. Each share of such FMI Common Stock issued pursuant to this section shall be validly issued, fully paid and nonassessable.

   3.2 Stock of FMI. Each share of FMI Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by FMI as treasury stock, which shares shall be cancelled and extinguished at the Effective Time with no cash or securities or other property payable in respect thereof) shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 70 shares of validly issued, fully paid and nonassessable common stock of FPC, without par value ("FPC Common Stock"). The FMI Common Stock so converted is herein
sometimes referred to as "Pre-Merger FMI Common Stock."   There shall be no FMI
Preferred Stock outstanding at or immediately prior to the Effective Time; any and all previously outstanding FMI Preferred Stock shall have been converted into FMI Common Stock prior to the Effective Time. The conversion ratio of each share of Pre-Merger FMI Common Stock outstanding immediately prior to the Effective Time for 70 shares of FPC Common Stock, as set forth in the first sentence of this Section 3.2, shall be subject to adjustment as follows: in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of FPC Common Stock shall have been, (i) without consideration, increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in FPC's capitalization or (ii) increased through the issuance of FPC Common Stock at a consideration of $20 or less, then in either such event an appropriate and proportionate adjustment shall be made in the number and kind of shares of securities to be thereafter delivered to the holders of FMI Common Stock pursuant to the consummation of the Merger, it being understood that in no event shall other than FPC Common Stock, as then constituted, be issued in exchange for FMI Common Stock pursuant to the consummation of the Merger.

   3.3  Exchange of Stock Certificates.

   (a) At Closing immediately after the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Pre-Merger FMI Common Stock shall surrender the same to the Surviving Corporation or to an agent or agents designated by the Surviving Corporation, and shall thereupon be entitled to receive therefor certificates (up to three of which may, at the election of each Stockholder, be in denominations not exceeding 10,000 shares with the balance of the shares divided between one certificate for escrowed shares and one certificate for the remaining shares) representing the number of full shares of FPC Common Stock into which the shares of Pre-Merger FMI Common Stock represented by the certificate or certificates so surrendered shall have been converted pursuant to Section
3.2. Until so surrendered, each such outstanding certificate which immediately prior to the Effective Time represented shares of Pre-Merger FMI Common Stock shall be deemed for all corporate purposes (subject to the further provisions of this Section 3.3) to evidence ownership of the number of shares of FPC Common Stock into which such shares of Pre-Merger FMI Common Stock shall have been so converted.

   (b) After the Effective Time, there shall be no further registry of transfers on the records of FMI of shares of FMI Common Stock outstanding immediately prior to the Effective Time, and if certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and replaced with certificates representing shares of FPC Common Stock as herein provided.

   (c) No dividends or distributions will be paid to persons entitled to receive certificates representing shares of FPC Common Stock pursuant to
Section 3.2 until such persons shall have surrendered their certificates which prior to the Effective Time represented Pre-Merger FMI Common Stock; provided, however, when certificates which prior to the Effective Time represented Pre-Merger FMI Common Stock shall have been so surrendered, there shall be paid to the holders thereof, but without interest thereon, all dividends and distributions payable (and with a record date subsequent to the Effective Time) on the shares of FPC Common Stock into which such certificates shall have been so converted.

   3.4 Escrow of Shares. The Stockholders each acknowledge that an escrow will be established at Closing and that, as provided in Article 4 of this Agreement, ten percent (10%) of the shares of voting common stock of FPC received by the Stockholders in exchange for their FMI Common Stock (an aggregate of 70,000 shares of voting common stock of FPC subject to any adjustments pursuant to Section 3.2) shall be deposited into such escrow, to be held by FPC and dealt with all as more particularly provided in Article 4.

   3.5 Fractional Shares. No fractional shares of FPC Common Stock and no scrip or certificates therefor will be issued in connection with the Merger, and no holder of fractional shares will be entitled to voting, dividend, or any other rights as a stockholder with respect to such fractional interest. Any Stockholder who would otherwise be entitled to receive a fractional interest in a share of FPC Common Stock will receive, upon surrender of the certificates representing Pre-Merger FMI Common Stock, a cash distribution in lieu of such fractional share in the amount obtained by multiplying such fraction by the closing price of the FPC Common Stock on the day preceding the Closing Date, as reported on the New York Stock Exchange Composite Transactions Tape. No interest shall be payable with respect to payment of such cash distribution.

The board of directors of the Surviving Corporation is empowered to adopt further rules and regulations concerning the liquidation of fractional interests.

   3.6 Risk of Market Fluctuations; No Other Adjustments. The Stockholders each understand that the shares of common stock of FPC are publicly traded on the New York Stock Exchange and the Pacific Stock Exchange and that the market price of such stock may increase or decrease from time to time. The Stockholders and FPC each acknowledge that the number of shares of common stock of FPC to be received by the Stockholders pursuant to the consummation of the Merger has been fixed at the time of the execution of this Agreement and no adjustments to the number of shares of common stock of FPC to be received by the Stockholders pursuant to the consummation of the Merger will be made, except as provided for and under the limited circumstances described in Section
3.2. By way of example and not by way of limitation, market fluctuations in the price of the common stock of FPC, whether an increase or decrease, will not result in any adjustment in the number of shares of FPC Common Stock into which the shares of Pre-Merger FMI Common Stock held by the Stockholders are to be converted pursuant to the Merger and will not entitle any party to this Agreement to terminate this Agreement or to claim any failure of a condition precedent to Closing.


                                 ARTICLE 4
                              ESCROW OF STOCK

   4.1 Establishment of Escrow. On the Closing Date, an escrow shall be established for the purpose of holding certain of the shares of common stock of FPC which each of the Stockholders will be entitled to receive pursuant to the consummation of the Merger. At such time as (i) each Stockholder shall surrender, to the Surviving Corporation or to the agent or agents designated by the Surviving Corporation, the certificate or certificates representing such Stockholder's shares of Pre-Merger FMI Common Stock, and (ii) the certificates are to be issued representing the number of full shares of FPC Common Stock into which the shares of Pre-Merger FMI Common Stock represented by the certificate or certificates so surrendered are to be exchanged, FPC or the agent or agents designated by the Surviving Corporation shall issue a separate certificate for each Stockholder representing ten percent (10%) of the shares of FPC Common Stock issuable to such Stockholder, which separate certificate, at such Stockholder's direction (which direction is hereby given) shall be considered delivered to such Stockholder and in turn redelivered to FPC to hold in escrow, simultaneously with the delivery to such Stockholder of certificates representing the remainder of the shares of FPC Common Stock issuable hereunder to such Stockholder. The aggregate number of shares of FPC Common Stock to be represented by certificates held in escrow by FPC pursuant to the provisions of this Section 4.1 shall be 70,000 shares (with the specific number of shares represented by the certificates to be delivered on behalf of each Stockholder being as set forth in Exhibit 4.1 and collectively and in each case subject to any adjustments provided for in Section 3.2). These certificates shall be held by FPC in escrow as herein provided. On the Closing Date, in order to help effectuate the establishment of the escrow hereunder, each Stockholder shall deliver to FPC duly executed stock powers in blank with respect to the shares of the FPC Common Stock receivable by the respective Stockholder which are to be held in escrow by FPC as provided in this Article 4, in each case, if so requested by FPC, with signatures guaranteed by a bank or trust company or a member of the New York Stock Exchange and accompanied either by any and all requisite revenue stamps evidencing the payment of all state transfer taxes, or adequate funds therefor.

   4.2 Terms and Conditions of Escrow. The shares of FPC Common Stock to be held in escrow by FPC shall be held by FPC during the term of the escrow to secure and further indemnify FPC against and in respect of the indemnification obligations of the Stockholders provided for under Sections 16.2 and 16.3 of this Agreement, upon the following terms and conditions:

   (a) Stock dividends and shares resulting from stock splits, in respect of shares still held from time to time in the escrow shall be delivered by the registered owner, or at the direction of the registered owner (which direction is hereby given), into the escrow as received, to be held thereafter by FPC subject to the provisions of this Agreement.

   (b) Cash dividends in respect of the shares still held from time to time in the escrow shall be delivered directly to the registered owner (subject to the obligation under certain circumstances to return such dividends to FPC, all as more particularly herein described and only to the extent so specifically provided).

   (c) FPC shall hold the shares constituting the escrow for a period which expires on the Escrow Termination Date (as defined below) and such shares shall be distributed, all as more particularly described in this Article 4; provided however that with respect to those certain contingencies identified on Exhibit 16.3, certain shares may be held in escrow by FPC past the Escrow Termination Date and distributed as provided for in Section 4.3. For these purposes, the "Escrow Termination Date" shall mean the date of completion of the first audit of the combined enterprises' financial statements, which (if the Closing Date is before December 31, 1994) is anticipated to be no later than March 31, 1995.

For these purposes, the combined enterprises' financial statements shall mean the combined or consolidated financial statements of Progress Capital Holdings, Inc., its subsidiaries and FMI.

   4.3  Distribution of Escrow.

   (a) On or before the Escrow Termination Date, FPC shall deliver the escrowed shares held in the escrow to itself to cover any indemnification obligation in accordance with the provisions of Section 4.4 (and in such event each Stockholder shall be required to deliver to FPC the cash dividends that have been received by such Stockholder with respect to any escrowed shares so delivered), or to the Stockholders entitled thereto as provided for in Section 4.4; provided, however, no delivery to the Stockholders shall be made until the portion of the escrow deliverable to FPC pursuant to Section 4.4 shall have been first delivered; and provided further that if on the Escrow Termination Date the parties have not fully resolved any of the contingencies involving claims or losses which were known as of the Closing Date and identified on
Exhibit 16.3 (as such Exhibit may be updated and agreed upon at Closing) and for which FPC is to be indemnified, then, for such indemnification obligations, FPC may elect whether to seek recourse for such contingencies from escrowed shares, from nonescrowed shares or from a combination thereof, and if FPC elects to seek recourse in whole or in part from escrowed shares, then a reserve of escrowed shares shall be held in escrow by FPC from the portion otherwise payable to the Stockholders until the specific contingency is resolved.

   (b) Once such contingency is resolved following the retention of shares in the escrow following the Escrow Termination Date, any shares then remaining after satisfying the Stockholders' indemnification obligations relating to such contingency shall be distributed to the Stockholders.

   (c) For purposes of any such contingency which is in the nature of an environmental contingency, (i) such contingency shall be considered resolved for all purposes of this Agreement, including specifically Section 16.9(a), if and when FPC (or any subsidiary thereof) receives written confirmation from each of the federal, state and local governmental agencies which FPC reasonably believes has jurisdiction over such environmental matter to the effect that the closure plan for such environmental matter has been satisfactorily completed or
(ii) if such governmental agency(ies) does(do) not issue such written confirmation for that type of environmental matter, such contingency shall be considered resolved for all purposes of this Agreement, including specifically
Section 16.9(a), if and when the independent reputable environmental consulting firm which was responsible for the clean up and remediation issues a written certification or report that the action taken for the environmental clean up and remediation has been satisfactorily completed.

   (d) For each such contingency as to which FPC elects to seek recourse from escrowed shares, the number of reserved shares shall be equal to (i) the number of shares specifically identified on Exhibit 16.3 as being the number of shares associated with the specific contingency and based on the maximum reasonably anticipated liability with respect to the specific contingency less (ii) if any, the number of shares associated with the specific contingency and based on the maximum reasonably anticipated liability with respect to this specific contingency which FPC elects to address by recourse to shares outside the escrow; provided, however, that as to each of such contingencies which involves environmental matters, the number of shares reserved in escrow for such contingency shall not exceed (X) the number of shares specifically identified on Exhibit 16.3 as being the number of shares associated with the specific contingency and based on the maximum reasonably anticipated liability with respect to the specific contingency (or if FPC, in its sole discretion, obtains from an independent reputable environmental consulting firm a definitive written quantification of the extent of the environmental contingency, then a number of shares based on such definitive quantification) less (Y) that number of shares which is based on the amount of the anticipated liability that Halliburton Company has, in writing, definitively agreed to be the amount that Halliburton will contribute towards the cost of the environmental clean up and/or remediation. For example, if the maximum reasonably anticipated liability for a particular environmental contingency appearing on Exhibit 16.3 is $290,000 and the number of shares associated therewith is 10,000 and an independent reputable environmental consulting firm engaged by FPC issues a written definitive quantification of the extent of the environmental contingency stating that the quantification is $200,000 and Halliburton Company has in writing definitively agreed to contribute $55,000 towards the environmental cleanup and/or remediation and the FPC Closing Date Closing Price is $29.00, then the number of shares reserved past the Escrow Termination Date with respect to such environmental contingency shall not exceed 5,000 (($200,000 - $55,000) divided by $29.00).

   (e) If after the Escrow Termination Date and prior to the final resolution of such contingency, FPC obtains from an independent reputable environmental consulting firm a definitive written quantification of the extent of the environmental contingency, and the number of shares then being held in the escrow to cover such environmental contingency exceeds the number of shares necessary to cover such environmental contingency based on the written quantification received from such consulting firm, FPC will distribute to the Stockholders the number of shares equal to such excess. Similarly, if after the Escrow Termination Date and prior to the final resolution of such contingency, Halliburton Company definitively agrees in writing to the amount that Halliburton will contribute towards the cost of the environmental clean up and/or remediation, FPC will distribute to the Stockholders a number of shares equal to that number of shares which is based on the amount of the anticipated liability that Halliburton Company has, in writing, definitively agreed to be the amount that Halliburton will contribute towards the cost of the environmental clean up and/or remediation; provided however that if, at such time, a written quantification has been obtained pursuant to the first sentence of this Section 4.3(e) and the number of shares necessary to cover such environmental contingency based on such written quantification is greater than the number of shares then being held in the escrow to cover such environmental contingency, FPC will instead distribute to the Stockholders a number of shares equal to (x) that number of shares which is based on the amount of the anticipated liability that Halliburton Company has, in writing, definitively agreed to be the amount that Halliburton will contribute towards the cost of the environmental clean up and/or remediation, less (y) the amount by which the number of shares necessary to cover such environmental contingency based on the written quantification received from the independent reputable environmental consulting firm exceeds the number of shares then being held in the escrow to cover such environmental contingency.

   (f) Any adjustment made hereunder in the number of reserved shares shall not in any way operate to cause the maximum reasonably anticipated liability to be anything other than a reasonable estimate of the liability or in any way operate as a limitation on FPC's ability to seek recourse from the Stockholders for ultimately realized losses associated with such contingencies.

   4.4  Handling Claims Against Escrow.

   (a) If, prior to the Escrow Termination Date, FPC shall have any claim against any of the Stockholders pursuant to Section 16.2 or Section 16.3 of this Agreement and wishes to seek recourse with respect to such claim against the escrowed shares, it shall promptly give written notice thereof to the Stockholders, including in such notice a brief description of the facts upon which such claim is based, the amount thereof, whether the claim arises pursuant to Section 16.2 or Section 16.3, and if the claim arises pursuant to
Section 16.2, the name of the Stockholder against whom FPC asserts the claim. If the indemnification arises under Section 16.2, FPC shall also deliver a copy of the written notice concerning the claim to each of the Stockholders' Representatives; provided however that failure to provide the Stockholders' Representatives with a copy of such written notice shall not in any way cause the claim against the respective escrowed shares to be defective. If the indemnification arises under Section 16.3, FPC must notify each Stockholder by notifying the Stockholders' Representatives and the Stockholder; provided however that failure to provide any particular Stockholder with a copy of such written declaration shall not in any way cause the claim against the respective escrowed shares to be defective.

   (b)(i) As to any claim identified as being made pursuant to Section 16.3, the Stockholders' Representatives will evaluate such claim in good faith. If both of the Stockholders' Representatives, on behalf of the Stockholders, agree to the allowance of such claim, such Stockholders' Representatives shall give written notice to FPC, within 30 days after receipt of the notice of claim from FPC (unless the notice of claim is received 40 days or less prior to the Escrow Termination Date and the notice specifically states that the Escrow Termination Date shall occur on a date which is 40 days or less from such date of receipt, in which case the Stockholders' Representatives shall give written notice to FPC within 15 days after receipt of the notice of claim from FPC) consenting to the delivery of the escrowed shares out of the escrow account to FPC for application of the escrowed shares to the liability for such claim.

   (ii) As to any claim identified as being made pursuant to Section 16.2, the Stockholder against whose shares the claim is made will evaluate such claim in good faith. If such Stockholder agrees to the allowance of such claim, such Stockholder will give written notice to FPC, within 30 days after receipt of the notice of claim from FPC (unless the notice of claim is received 40 days or less prior to the Escrow Termination Date and the notice specifically states that the Escrow Termination Date shall occur on a date which is 40 days or less from such date of receipt, in which case the Stockholder shall give written notice to FPC within 15 days after receipt of the notice of claim from FPC) consenting to the delivery of the escrowed shares out of the escrow account to FPC for application of the escrowed shares to the liability for such claim.

   (c)(i) As to any claim identified as being made pursuant to Section 16.3 (other than claims identified on Exhibit 16.3), FPC shall within 10 business days following receipt of the written consent from both of the Stockholders' Representatives (but no later than the Escrow Termination Date) deliver out of the escrow to itself the lesser of (1) the number of escrowed shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the liability for the claim or claims thus to be satisfied, or (2) all of the escrowed shares. In addition, each of the Stockholders whose shares are so delivered out of escrow will promptly deliver to FPC the cash dividends that have been received by such Stockholder with respect to any of such Stockholder's escrowed shares so delivered to FPC.

   (ii) As to any claim identified on Exhibit 16.3, FPC shall within 10 business days following receipt of the written consent from both of the Stockholders' Representatives deliver out of the escrow to itself the lesser of
(1) the number of escrowed shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the liability for the claim or claims or portions thereof which FPC elects (in accordance with the provisions of Section 4.3) to be satisfied from escrowed shares, or (2) all of the escrowed shares. In addition, each of the Stockholders whose shares are so delivered out of escrow will promptly deliver to FPC the cash dividends that have been received by such Stockholder with respect to any of such Stockholder's escrowed shares so delivered to FPC.

   (iii) As to any claim identified as being made pursuant to Section 16.2, FPC shall within 10 business days following receipt of the written consent from the particular Stockholder (but no later than the Escrow Termination Date) deliver out of the escrow to itself the lesser of (1) the number of escrowed shares (of those ascribed to such Stockholder) in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the liability for the claim or claims thus to be satisfied, or (2) all of the escrowed shares ascribed to such Stockholder. In addition, the Stockholder whose shares are so delivered out of escrow will promptly deliver to FPC the cash dividends that have been received by such Stockholder with respect to any of such Stockholder's escrowed shares so delivered to FPC.

   (d)(i) If, as to a claim identified as being pursuant to Section 16.3 (other than claims identified on Exhibit 16.3), both of the Stockholders' Representatives do not give such written consent to FPC within said 30 day period (or such shorter period as may apply under the provisions hereof), or if, as to a claim identified as being pursuant to Section 16.2, the particular Stockholder does not give such written consent to FPC within said 30 day period (or such shorter period as may apply under the provisions hereof), FPC shall continue to hold the escrowed shares in the escrow until the earliest of (1) when the rights of the Stockholders and FPC with respect to the escrowed shares have been agreed upon between such parties, (2) when such rights are finally determined by a binding arbitration decision or non-appealable decision of a court of competent jurisdiction or (3) the Escrow Termination Date.

   (ii) If, as to a claim identified on Exhibit 16.3, both of the Stockholders' Representatives do not give such written consent to FPC within said 30 day period (or such shorter period as may apply under the provisions hereof), FPC shall continue to hold in the escrow that number of escrowed shares having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the liability for the claim or claims or portions thereof which FPC elects (in accordance with the provisions of Section 4.3) to be satisfied from escrowed shares, and such shares shall be held in the escrow until the earliest of (1) when the rights of the Stockholders and FPC with respect to the escrowed shares have been agreed upon between such parties or (2) when such rights are finally determined by a binding arbitration decision or non-appealable decision of a court of competent jurisdiction. If, at the time when such claim is resolved, whether by agreement, binding arbitration decision or court decision, the resolution is such that FPC is entitled to indemnification and thus is entitled to recourse to escrowed shares, FPC shall deliver out of the escrow to itself the lesser of (A) the number of such escrowed shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the liability for the claim or claims thus to be satisfied, or (B) all of the escrowed shares. In addition, each of the Stockholders whose shares are so delivered out of escrow will promptly deliver to FPC the cash dividends that have been received by such Stockholder with respect to any of such Stockholder's escrowed shares so delivered to FPC. Once such contingency is resolved following the retention of shares in the escrow following the Escrow Termination Date, any shares then remaining after satisfying the Stockholders' indemnification obligations relating to such contingency shall be distributed to the Stockholders.

   (iii) FPC may rely on any determination by an arbitrator in a binding arbitration or a court of competent jurisdiction. If any such arbitrator or court shall determine that such escrowed shares are to be delivered out of the escrow to FPC, FPC shall, within 10 business days following receipt of a copy of such determination, deliver out of the escrow to itself the lesser of (A) the number of such escrowed shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) mo st nearly equal to the amount of the liability for the claim or claims thus to be satisfied, or (B) all of such escrowed shares. In addition, each of the Stockholders whose shares are so delivered out of escrow will promptly deliver to FPC the cash dividends that have been received by such Stockholder with respect to any of such Stockholder's escrowed shares so delivered to FPC.

   (iv) As to any claim made by FPC pursuant to Section 16.2 or Section 16.3 (other than claims identified on Exhibit 16.3) which is not agreed to by the affected Stockholder or by the Stockholders' Representatives, as the case may be, FPC and the affected Stockholder or the Stockholders' Representatives, as the case may be, shall use their respective reasonable efforts to resolve such claim before the Escrow Termination Date. If by the Escrow Termination Date
(i) the rights of the Stockholders and FPC with respect to the escrowed shares have not been agreed upon between such parties and (ii) if submitted to arbitration or a court of competent jurisdiction, such rights have not been finally determined by a binding arbitration decision or non-appealable decision of the court, then on the Escrow Termination Date, FPC will deliver out of the escrow account to itself the lesser of (A) the number of such escrowed shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to FPC's reasonable estimate of the amount of the loss associated with the claim or claims remaining unsatisfied, or (B) all of such escrowed shares; and, in addition, each of the Stockholders whose shares are so delivered out of escrow will promptly deliver to FPC the cash dividends that have been received by such Stockholder with respect to any of such Stockholder's escrowed shares so delivered to FPC. In such event, after the Escrow Termination Date, if it should be finally determined by mutual agreement between the Stockholders and FPC, a binding arbitration determination or non-appealable determination by a court of competent jurisdiction that FPC is not entitled to indemnification for any or all of such claim or claims, FPC will issue to those Stockholders whose escrowed shares were delivered out of escrow to FPC to cover such claim or claims, the lesser of (A) the number of such shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the claim or claims in which it was determined that FPC was not entitled to indemnification (together with the dividends attributable to such shares that were returned to FPC by such Stockholders as well as any dividends that would have been declared and received by the Stockholders on such shares while FPC held such shares) or (B) the total number of shares previously distributed to FPC from escrow to cover the claim or claims (together with the dividends attributable to such shares that were returned to FPC by such Stockholders).

   (v) Upon satisfaction by the Stockholders of a claim for indemnification from escrowed shares, if requested by the Stockholder or the Stockholders' Representatives, as the case may be, FPC shall diligently pursue or defend (or in the sole reasonable discretion of FPC, allow the Stockholder or Stockholders' Representatives to pursue or defend, on behalf of FPC or FMI, as the case may be) recovery of any loss or defense of any claim associated with an indemnification claim which was satisfied with escrowed shares. If FPC pursues recovery of the loss or defense of any claim, FPC will use its reasonable best efforts to keep the Stockholder or the Stockholders' Representatives, as the case may be, advised of the status of the pursuit of the recovery or the defense of the claim and will consult in good faith with the Stockholder or the Stockholders' Representatives, as the case may be, as to the appropriate action to take in the matter. If FPC allows a Stockholder or the Stockholders' Representatives to pursue recovery of the loss or defense of any claim, the Stockholder or the Stockholders' Representatives, as the case may be, will use its or their reasonable best efforts to keep FPC advised of the status of the matter and will consult in good faith with FPC, as to the appropriate action to take in pursing the recovery or defending the claim and FPC shall cooperate with the Stockholder or the Stockholders' Representatives, as the case may be, in accordance with the provisions of Section 16.8. If FPC or FMI subsequently recovers any or all of such loss associated with the claim or do not ultimately suffer any or all of such loss associated with the claim, FPC will issue to the Stockholders whose escrowed shares were delivered out of escrow to FPC to cover such loss, the lesser of (A) the number of shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the recovery or avoided loss (together with the dividends attributable to such shares that were returned to FPC by such Stockholders as well as any dividends that would have been declared and received by the Stockholders on such shares while FPC held such shares), or (B) the total number of shares previously distributed to FPC from the escrow to cover the estimated loss (together with the dividends attributable to such shares that were returned to FPC by such Stockholders as well as any dividends that would have been declared and received by the Stockholders on such shares while FPC held such shares). For example, if by the Escrow Termination Date, FMI has not collected certain accounts receivable existing on the Closing Date and, as a result, 1,000 shares of FPC Common Stock collectively are delivered out of the escrow to FPC and the associated cash dividends are paid back to FPC, then if subsequent to the Escrow Termination Date the accounts receivable are collected in full, FPC would be obligated to issue to the Stockholders, on a proportionate basis, 1,000 shares of FPC Common Stock and the related dividends.

   (e)In any case under this Section 4.4 where all of the escrowed shares or all of the escrowed shares ascribed to a particular Stockholder, as the case may be, are delivered out of the escrow to satisfy claims, the Stockholders or the affected Stockholder, as the case may be, shall be considered to have satisfied that portion of the applicable claim which is equal to (i) the number of escrowed shares so delivered multiplied by (ii) the FPC Closing Date Closing Price. Any portion of such claim not satisfied from escrowed shares can be recovered from the Stockholders or the affected Stockholder, as the case may be, in accordance with the provisions of, and subject to the limitations of, Article 16 of this Agreement.

   4.5 Rights to Escrowed Shares During Pendency of Escrow. The Stockholders shall have all indicia of ownership of the escrowed shares while they are held in escrow, including without limitation, the rights to vote such shares and receive distributions thereon and shall have the obligation to pay all taxes, assessments and charges with respect thereto and to include proportionately and when received the taxable portion or portions of such distributions as income for tax purposes.

   4.6 Recourse to Escrow Not Exclusive. The rights of FPC to seek indemnification from the escrowed shares shall be in addition to, and not be in limitation of, the rights of FPC under any other provision of this Agreement, including without limitation, Article 16; provided however that until the Escrow Termination Date, any indemnification from the Stockholders sought by FPC shall be satisfied first from the escrowed shares. By way of examples, and not by way of limitation, (a) if prior to the Escrow Termination Date it is agreed that FPC is entitled to indemnification by the Stockholders collectively for a claim of $500,000 and there have been no prior indemnification payments hereunder to FPC by or on behalf of the Stockholders, such indemnification claim must be satisfied out of the escrowed shares subject to the proportionate liability limitations provided for in this Agreement and (b) if prior to the Escrow Termination Date it is agreed that FPC is entitled to indemnification by the Stockholders collectively for a claim which exceeds the indemnification value of the escrowed shares but is less than the product of 350,000 and the FPC Closing Date Closing Price and there have been no prior indemnification payments hereunder to FPC by or on behalf of the Stockholders, such indemnification claim must be satisfied first by delivery of all of the escrowed shares and then, to the extent the amount of the claim exceeds the indemnification value of all of the escrowed shares, such excess may be recovered directly from the Stockholders, subject to the proportionate liability limitations provided for in this Agreement.


                                 ARTICLE 5
                                  CLOSING

   Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Youngblood & Owens, L.C., Plaza of the Americas, Suite 600, 600 N. Pearl Street, Dallas, Texas at 9:00 a.m. on December 1, 1994, or at such other place, date and time as the parties to this Agreement may otherwise agree; provided that the Closing Date shall be no earlier than November 30, 1994 and, unless otherwise mutually agreed by the parties, no later than December 31, 1994 (such closing date being referred to in this Agreement as the "Closing Date").

                                 ARTICLE 6
                          SECURITIES LAW MATTERS

   6.1  Status Under Securities Law; Intent.

   (a) The Stockholders severally understand and agree that the shares of FPC Common Stock will not have been registered under (i) the Securities Act, (ii) Chapter 517, Florida Statutes or (iii) any other state securities laws. Each Stockholder severally represents and warrants to FPC that he or she (1) will be acquiring the common stock of FPC for his or her own account, for investment and without a view to, or in connection with, any resale or distribution thereof in violation of applicable state or federal securities laws; (2) does not on the date hereof, and will not on the date of the Closing, have any contract, understanding or arrangement with any person to sell, pledge, hypothecate or dispose of to such person, or to anyone else, any portion of the FPC Common Stock; and (3) has no present plans or intention to enter into, and on the Closing Date will not have any plans or intention to enter into, any such contract, understanding or arrangement.

   (b) Each Stockholder separately agrees and covenants not to sell, pledge, hypothecate, or otherwise dispose of or attempt to dispose of any portion of the FPC Common Stock in violation of the Securities Act or other Federal or any state securities laws or this Agreement and in any event until public issuance of consolidated financial results of FPC covering at least 30 days of post acquisition combined operations; and that it will hold such FPC Common Stock indefinitely unless and until (i) such shares of common stock are registered under the Securities Act and appropriate state securities laws and continue to be so registered at the time of any sale, pledge, hypothecation or other disposition or (ii) FPC has received an opinion of counsel satisfactory to it that any proposed disposition of such FPC Common Stock will not violate the terms of this Agreement and that no registration under such statutes is required. Each Stockholder separately consents to the placing of a legend on such Stockholder's certificates for the shares of FPC Common Stock issued to such Stockholder, stating that such shares have not been registered and setting forth the above-mentioned restrictions on transfer, and to the placing of a stop transfer restriction or order on the books of FPC and with any transfer agents against such shares, until they may be legally sold or otherwise transferred.

   6.2 Sophistication, Disclosure, Resale, etc. Each Stockholder separately acknowledges, represents, warrants or covenants as the case may be, as follows:

   (a) The Stockholder considers himself or herself to be a sophisticated investor with respect to electric utilities and the businesses conducted by FPC's diversified subsidiaries, having had the requisite knowledge and experience in financial and business matters to evaluate the merits and risks of acquiring the common stock of FPC.

   (b) The Stockholder has been furnished with copies of documents requested concerning FPC and has had an opportunity to meet with representatives of FPC to ask questions and receive answers regarding the businesses of FPC and the businesses' respective financial conditions in order to assist in evaluating the merits and risks of entering into this transaction.

   (c)  Each Stockholder acknowledges receipt of the following:

   (i)FPC's Annual Report Form 10-K for the year ended December 31, 1993.

   (ii) FPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994.

   (iii) FPC's Current Reports on Form 8-K dated January 17, 1994, April 21, 1994, July 21, 1994, October 20, 1994 and November 17, 1994.

   (iv)  FPC's 1993 Annual Report to Stockholders.

   (v)      FPC's definitive Proxy Statement dated March 7, 1994.


                                 ARTICLE 7
                  POST CLOSING REGISTRATION OF SECURITIES

   7.1  Registration Under Securities Act, Etc.

   (a) If any Stockholder does not desire to have the FPC Common Stock to be received by such Stockholder pursuant to the consummation of the Merger covered by the registration statement to be filed by FPC pursuant to this Article 7, such Stockholder must so notify FPC in writing within 10 days after the date of this Agreement (the "Electing Out Date"). All Stockholders who do not so notify FPC within such 10 day period will be referred to herein as the "Non-Electing Out Stockholders" and will have their respective shares included in the registration statement to be filed by FPC pursuant to this Article 7.

   (b) Promptly following (i) the later of the Closing Date or the Electing Out Date and (ii) the receipt from each Non-Electing Out Stockholder of the information required pursuant to Section 7.1(h), FPC will file with the Commission under the Securities Act (with respect to 50% of the FPC Common Stock of all Non-Electing Out Stockholders), at FPC's own expense, an appropriate registration statement (whether on a Form S-3 containing a re-offering prospectus, or as otherwise determined by FPC) covering 50% of the shares of FPC Common Stock of each Non-Electing Out Stockholder (the "Initially Covered Shares"), such registration statement to comply as to form and content in all material respects to the Commission's forms, rules and regulations. Thereafter, at its own expense, FPC will use its reasonable best efforts to cause such registration statement to be declared effective as a shelf registration such that the sale by the Non-Electing Out Stockholders of their respective Initially Covered Shares will be duly registered.

   (c) At any time after December 31, 1995, but on one occasion only, a Stockholder can request in writing by notice to FPC that the remaining 50% of the shares of FPC Common Stock received by the Non-Electing Out Stockholders upon consummation of the Merger be registered, in which event, FPC shall give written notice to each of the Non-Electing Out Stockholders advising that FPC has been requested to file an additional registration statement to register such additional FPC Common Stock. If any Non-Electing Out Stockholder does not desire to have such Stockholder's additional FPC Common Stock covered by such additional registration statement to be filed by FPC pursuant to this Article 7, such Stockholder must so notify FPC in writing within 10 days after the date of such notice (the "Second Electing Out Date"). All Stockholders who do not so notify FPC within such 10 day period will have their respective additional shares included in the additional registration statement to be filed by FPC pursuant to this Article 7. Promptly following the later of (i) the Second Electing Out Date and (ii) the receipt from each Non-Electing Out Stockholder of an update of the information required pursuant to Section 7.1(h), FPC will file with the Commission under the Securities Act, at its own expense, an appropriate additional registration statement covering the remaining 50% of the shares of FPC Common Stock of each Non-Electing Out Stockholder, such additional registration statement to comply as to form and content in all material respects to the Commission's forms, rules and regulations.
Thereafter, at its own expense, FPC will use its reasonable best efforts to cause such additional registration statement to be declared effective as a shelf registration such that the sale by the Non-Electing Out Stockholders of their respective shares will be duly registered. In no event shall FPC be obligated to file more than a total of two registration statements pursuant to Sections 7.1(b) and (c) hereof.

   (d) FPC will use its reasonable best efforts to promptly prepare and file with the Commission amendments and supplements to such registration statements and to the prospectuses used in connection therewith as may be necessary to keep such registration statements effective as shelf registrations and to comply with the provisions of the Securities Act with respect to the disposition of FPC Common Stock received by the Non-Electing Out Stockholders pursuant to this Agreement and held by them, until the earlier of (i) such time as all of such shares of FPC Common Stock owned by the Non-Electing Out Stockholders have been disposed of in accordance with the intended methods of disposition by the Non-Electing Out Stockholders or (ii) the expiration of three years after the Closing Date; it being understood in any event that no public distribution by any of the Stockholders of FPC Common Stock shall be made until FPC shall have publicly reported, following the Closing, quarterly financial results covering at least 30 days of post-acquisition combined operations.

   (e) FPC will furnish to each of the Non-Electing Out Stockholders a copy of any amendment or supplement to the registration statements or prospectuses prior to the filing thereof and shall not file any amendment or supplement to which any such Stockholder shall have reasonably objected on the grounds that the amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder.

   (f)FPC shall promptly furnish to each of the Non-Electing Out Stockholders conformed copies of the registration statements and of each amendment and supplement thereto (in each case including all exhibits), copies of the prospectuses included in such registration statement in conformity with the requirements of the Securities Act, such documents, if any, incorporated by reference in such registration statements or prospectuses, and such other documents, in each case as such Stockholder may reasonably request.

   (g)Notwithstanding anything herein to the contrary, if the general counsel of FPC believes in reasonable good faith that, because of an event or state of facts which occurs or is discovered subsequent to the filing of any such registration statement or post-effective amendment thereto, continued sales of FPC Common Stock under an effective registration statement or post-effective amendment thereto filed pursuant to this Article 7 might subject FPC to liability under the federal securities laws unless such registration statement or post-effective amendment thereto and/or prospectus related thereto is updated, amended or supplemented, then upon written notice from FPC to the Non-Electing Out Stockholders, each such Stockholder agrees that it will cease making further offers or sales of FPC Common Stock pursuant to such registration statement or post-effective amendment thereto for a period of 30 days from such written notice or, if later, until (i) the registration statement, post-effective amendment and/or prospectus has been updated, amended or supplemented, (ii) the updated, amended or supplemented registration statement, post-effective amendment and/or prospectus has been filed with the Commission and any other appropriate securities authorities and (iii) the updated, amended or supplemented registration statement, post-effective amendment and/or prospectus has been declared effective or otherwise properly approved by such regulatory authorities. If FPC gives such written notice to the Stockholders, then during the period which runs for 30 days from the giving of such written notice or promptly after such 30 day period expires, FPC will update, amend or supplement the registration statement, post-effective amendment and/or prospectus and file the update, amendment and/or supplement with the Commission and any other appropriate securities authorities; and, after such filing, FPC will use its reasonable best efforts to cause the update, amendment and/or supplement declared effective or otherwise properly approved by such regulatory authorities.

   (h) Each of the Non-Electing Out Stockholders will furnish to FPC without expense to FPC (by way of completion and delivery to FPC of a questionnaire in the form of Exhibit 7.1(h) hereto and/or in such other fashion as may be acceptable to FPC) and as promptly as practicable after the Electing Out
Date all material statements with respect to such Stockholder, if any, which are required to be made in such registration statements and prospectuses in accordance with the Securities Act and the rules and regulations of the Commission thereunder and which will in all material respects conform to all of the requirements of the Securities Act and such rules and regulations and which will be sufficient so as to permit the disclosures in the registration statements, with respect to such Stockholder and the plan of distribution not to contain any untrue statement of a material fact or any omission of a material fact required to be stated therein with respect to same and not to be misleading. At Closing and at any time as may be requested thereafter by FPC (including at least once per year by completing and delivering to FPC an updated questionnaire in the form of Exhibit 7.1(h) and/or in such other fashion as may be acceptable to FPC), each Non-Electing Out Stockholder will confirm in writing that all material statements with respect to such Stockholder provided to FPC, which are required to be made in the registration statements and prospectuses in accordance with the Securities Act and the rules and regulations of the Commission thereunder, conform in all material respects to all of the requirements of the Securities Act and such rules and regulations and that, as to the information included in the registration statement with respect to such Stockholder and the plan of distribution, there is no untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein with respect to same or necessary to make the statements therein with respect to same not misleading. Each Non-Electing Out Stockholder agrees to update in writing all statements with respect to such Stockholder provided to FPC, which are of a nature required to be made in the registration statements and prospectuses in accordance with the Securities Act and the rules and regulations of the Commission thereunder and to assure that at all times as to the information included in the registration statements with respect to such Stockholder and the plan of distribution, there is no untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein with respect to same or necessary to make the statements therein with respect to same not misleading.

   (i)Each of the Non-Electing Out Stockholders understands and acknowledges that any public distribution of any of the shares of FPC Common Stock by such Stockholder pursuant to the provisions of this Agreement, including any offer of such shares, requires either the delivery of a current prospectus in accordance with the requirements of the Securities Act and the rules and regulations of the Commission thereunder or, so long as such shares are traded on a national securities exchange, compliance with the requirements of Rule 153 under the Securities Act.

   (j)To further evidence their respective agreements with respect to dealing with the FPC Common Stock, each of the Non-Electing Out Stockholders agrees to execute and deliver to FPC at Closing a Stockholder Acknowledgement in the form set forth as Exhibit 7.1(j) hereto and following the Closing, shall abide by the terms of the Stockholder Acknowledgement, including without limitation providing notice to FPC concerning all sales, transfers and dispositions of FPC Common Stock and certain proposed sales, transfers and dispositions thereof as provided more particularly in such Stockholder Acknowledgement.

      (k)FPC will use its reasonable best efforts to register, qualify or exempt all FPC Common Stock covered by the registration statements under the securities or blue sky laws of such jurisdictions as each Non-Electing Out Stockholder shall reasonably request, to keep such registration, qualification or exemption in effect for so long as such registration statements remain in effect, and do any and all other acts and things which may be necessary or advisable to enable such Stockholder to consummate the disposition in such jurisdictions of its shares of FPC Common Stock covered by such registration statements, except that FPC shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this subsection, be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

   (l)FPC will comply in all material respects with all applicable rules and regulations of the Commission.

   (m) FPC will file listing applications with the New York Stock Exchange, with respect to all of the FPC Common Stock covered by the registration statements referenced in this Article 7, no later than the date the initial registration statement is declared effective by the Commission and will use its reasonable best efforts to cause such shares to be listed on such exchange.

   7.2  Indemnification.

   (a) Indemnification by FPC. With respect to the registration of FPC Common Stock under the Securities Act pursuant to this Article 7, FPC will, and hereby does, to the extent permitted by law, indemnify and hold harmless each Non-Electing Out Stockholder against any losses, claims, damages, liabilities or expenses (including, without limitation, the costs and expenses of investigating, preparing for and defending any legal proceeding, including reasonable attorneys' fees), to which such Stockholder may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that FPC shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to FPC by any of the Stockholders specifically for use in preparation thereof or (ii) a failure of a Stockholder to deliver a prospectus or otherwise comply with any of the applicable securities laws in connection with the distribution of the FPC Common Stock.

   (b) Indemnification by the Stockholders. With respect to the registration of the FPC Common Stock under the Securities Act pursuant to this Article 7, each Non-Electing Out Stockholder will, and hereby does, to the extent permitted by law, indemnify and hold harmless FPC, and each director of FPC, each officer of FPC who shall sign such registration statement and each other person, if any, who controls FPC within the meaning of the Securities Act, from and against any losses, claims, damages, liabilities or expenses (including, without limitation, the costs and expenses of investigating, preparing for and defending any legal proceeding, including reasonable attorneys' fees), to which FPC or any such director, officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein if such statement was made in reliance upon and in conformity with written information furnished to FPC by such Stockholder specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such omission was in reliance upon and in conformity with written information furnished to FPC by such Stockholder specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement or (z) a failure by such Stockholder to deliver a prospectus or otherwise comply with any of the applicable securities laws in connection with the distribution of the FPC Common Stock. Specifically, each Non-Electing Out Stockholder shall be responsible under this subsection (b) only for such Stockholder's untrue and alleged untrue statements and omissions or alleged omissions, and shall not be responsible for the untrue or alleged untrue statements, or the omissions or alleged omissions of, any other Non-Electing Out Stockholder.

      (c) Indemnification Unavailable. If the indemnification provided for in this Article 7 is unavailable as a matter of law to an indemnified party in respect of any losses, claims, damages or liabilities referred to herein, then each indemnifying party under any paragraph of this Article 7, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by such indemnified party on the one hand and the indemnifying parties on the other or (ii) if the allocation provided by clause
(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of such indemnified party on the one hand and the indemnifying parties on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnified party and the indemnifying parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by such parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 7.2(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, defending or settling any such action or claim. Each Non-Electing Out Stockholder shall be responsible under this subsection (c) only for such Stockholder's actions, statements, and omissions and shall not be responsible for the actions, statements and omissions of any other Non-Electing Out Stockholder.

   (d)Limitations Inapplicable. The limitations as to time and dollar amount contained in Article 16 shall not be applicable to the indemnification obligations of any of the parties contained in this Section 7.2.


                                 ARTICLE 8
                      REPRESENTATIONS AND WARRANTIES
                            OF THE STOCKHOLDERS

   Each Stockholder hereby separately and individually and not jointly represents and warrants to FPC and Merger Corporation the following:

   8.1   Capital Stock.

   (a)Such Stockholder is the lawful owner of the shares of FMI Common Stock and/or shares of FMI Preferred Stock listed opposite such Stockholder's name on
Exhibit 8.1.

   (b)During the two years prior to the initiation of discussions of the transactions contemplated by this Agreement and through the date hereof, and except for the distribution of FMI Preferred Stock from the Burnett FM Partnership to its partners and the anticipated conversion of the FMI Preferred Stock into FMI Common Stock, FMI has not reacquired any shares of FMI Common Stock, FMI Preferred Stock or any other voting stock of FMI that were owned by such Stockholder and had been outstanding during such two year period and FMI has not made any other changes in the terms of the FMI Common Stock, FMI Preferred Stock or any other voting stock of FMI that has been owned by such Stockholder and had been outstanding during such two year period.

   (c)Such Stockholder has received all dividends that have been declared and are otherwise payable with respect to the shares of FMI Common Stock and FMI Preferred Stock owned by such Stockholder.

   8.2 Restrictions on Stock.

   (a) Except as described on Exhibit 8.2, such Stockholder is not a party to any agreement, written or oral, creating rights in respect of such Stockholder's FMI Common Stock or such Stockholder's FMI Preferred Stock in any third person or relating to the voting of such Stockholder's FMI Common Stock or such Stockholder's FMI Preferred Stock.

   (b) Except as described on Exhibit 8.2, such Stockholder's FMI Common Stock and/or FMI Preferred Stock as set forth as owned by such Stockholder on Exhibit
8.2 is free and clear of all security interests, claims, liens, encumbrances, equities, charges or other interests of third parties.

   (c) Except as described on Exhibit 8.2, there are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to such Stockholder's FMI Common Stock or such Stockholder's FMI Preferred Stock, nor does such Stockholder own any securities convertible into FMI Common Stock other than the FMI Preferred Stock owned by such Stockholder, if any.

   8.3 Authority Relative to this Agreement. Such Stockholder has duly executed and delivered this Agreement, and to the extent necessary, the execution, delivery and performance of this Agreement by such Stockholder has been duly authorized by such Stockholder. No further action is necessary on the part of such Stockholder to make this Agreement valid and binding upon such Stockholder and enforceable against such Stockholder in accordance with the terms hereof or to carry out the transactions contemplated hereby.

   8.4  No Violations.  Subject to obtaining the consents referred to in
Section 9.30 of this Agreement, the execution, delivery and performance of this Agreement by such Stockholder will not (i) violate any provisions of law or any order of any court or any governmental unit to which such Stockholder is subject, or by which the FMI Common Stock or FMI Preferred Stock of such Stockholder may be bound, (ii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which such Stockholder is a party or by which such Stockholder or any of the FMI or the FMI Common Stock or FMI Preferred Stock of such Stockholder may be bound, or (iii) result in the creation of any lien, charge, or encumbrance upon the FMI Common Stock or FMI Preferred Stock of such Stockholder.

   8.5  Litigation.

   (a) Except as listed and described on Exhibit 8.5, such Stockholder is not a party to, and there is no basis for, any litigation, proceeding or administrative investigation, and none is pending or threatened, against such Stockholder, such Stockholder's FMI Common Stock or such Stockholder's FMI Preferred Stock, which is, or if adversely determined might be, material to the transactions contemplated by this Agreement.

   (b) Except as listed and described on Exhibit 8.5, there is not, and there is no basis for, any outstanding order, writ, injunction or decree of any court, government, governmental authority or arbitration against or affecting the Stockholder, the Stockholder's FMI Common Stock or the Stockholder's FMI Preferred Stock material to the transactions contemplated by this Agreement.

   8.6 Ownership of Florida Progress Corporation Stock. Such Stockholder, when considered together with anyone else who might be considered part of such Stockholder's "group" (as defined in Section 13(d)(3) of the Securities Exchange Act), does not own and as a result of the Merger will not own
5% or more of the outstanding common stock of FPC.

   8.7  No Interest in Properties, Competitors, Etc.  Except as set forth on
Exhibit 8.7 to this Agreement, neither such Stockholder nor any member of such Stockholder's family (i) owns, directly or indirectly, in whole or in part, any of the properties necessary for the business of FMI as currently conducted or
(ii) owns, directly or indirectly, any interest in (except for the ownership of marketable securities of publicly owned corporations, representing in no case more than one percent of the outstanding shares of such class of securities) or controls or is an employee, officer, director or partner of, participant in or consultant to any corporation, association, partnership, limited partnership, joint venture or other business organization which is a competitor, supplier, customer, landlord or tenant of FMI.


                                 ARTICLE 9
                      REPRESENTATIONS AND WARRANTIES
                        OF THE STOCKHOLDERS AND FMI

   The Stockholders and FMI hereby represent and warrant to FPC and Merger Corporation the following:

   9.1 Organization and Standing. FMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its businesses as they are now being conducted and to own, lease and/or operate its properties in the places where its businesses are conducted and where such properties are owned, leased or operated. A true and correct copy of (1) its Articles of Incorporation, and all amendments thereto to date, certified as of a recent date by the Secretary of State of the State of Texas, and (2) its Bylaws, as now in effect, certified by its corporate secretary, are attached hereto as Exhibits 9.1(a) and 9.1(b), respectively. The minute books of FMI will be made available for inspection by FPC and its representatives at any reasonable time or times prior to the Closing and will be complete and correct as of the date of any such inspection.

   9.2  Capitalization; Capital Stock.

   (a) The authorized capital stock of FMI consists only of 100,000 shares of FMI Common Stock and 100,000 shares of FMI Preferred Stock, and as of the date hereof there are outstanding 7,250 shares of FMI Common Stock and 70,000 shares of FMI Preferred Stock, all of which have been validly issued and are fully paid and are nonassessable; and, all of such outstanding capital stock of FMI is owned by the Stockholders as set forth on Exhibit 8.1.

   (b) During the two years prior to the initiation of discussions of the transactions contemplated by this Agreement and through the date hereof, FMI has not reacquired any shares of the FMI Common Stock, the FMI Preferred Stock or any other voting stock of FMI that have been outstanding during such two year period and has not made any other changes in the terms of the FMI Common Stock, the FMI Preferred Stock or any other voting stock of FMI that have been outstanding during such two year period except for the conversion of FMI Preferred Stock into FMI Common Stock contemplated to occur prior to Closing.

   9.3  Restrictions on Stock.

   (a) Except as described on Exhibit 9.3, FMI is not a party to, and to the knowledge of FMI's management, no Stockholder is a party to, any agreement, written or oral, creating rights in respect of the FMI Common Stock or the FMI Preferred Stock in any third person or relating to the voting of the FMI Common Stock or the FMI Preferred Stock.

   (b) Except as described on Exhibit 9.3 and except for the FMI Preferred Stock which is convertible into FMI Common Stock, there are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the FMI Common Stock or the FMI Preferred Stock to which FMI is a party or of which FMI's management has knowledge, nor are there any securities convertible into FMI Common Stock.

   9.4 Qualification To Do Business. Except for failures to be so qualified which would not, in the aggregate, have a material adverse effect on the FMI Common Stock, the FMI Preferred Stock or the financial condition, business, results of operations, properties or prospects of FMI, FMI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which, by reason of the character of its properties owned or leased or the nature of its activities or otherwise, it is required to be so qualified, and each such jurisdiction is listed on Exhibit 9.4 to this Agreement. Exhibit 9.4 also contains the address (including city, county, state, or other jurisdiction and zip code) of each location where any of FMI's properties are located and each trade name under which FMI operates at each such address and any additional business and trade names under which FMI has operated at each such address in the 5 years preceding the date of this Agreement.

   9.5  Subsidiaries; Interests in Other Businesses; Changes in Ownership of
FMI.

There are no subsidiaries of FMI or any other corporation, partnership or other business organization in which FMI owns, directly or indirectly, any capital stock or other equity interest, or with respect to which FMI, alone or in combination with others, is a control person. FMI has not been a subsidiary of any other corporation at any time during the 2 years preceding the date of this Agreement. During the two years preceding the date of this Agreement, there have been no changes in the stock ownership of FMI other than that occasioned by the distribution by Burnett FM Partnership of the FMI Preferred Stock to the partners of Burnett FM Partnership in proportion to their respective partnership interests.

   9.6 Authority Relative to this Agreement. FMI has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by FMI, and no further corporate or other action is necessary on the part of FMI to make this Agreement valid and binding upon FMI and enforceable against FMI in accordance with the terms hereof or to carry out the transactions contemplated hereby.

   9.7  No Violations.  Subject to obtaining the consents referred to in
Section 9.30 of this Agreement, the execution, delivery and performance of this Agreement by FMI will not (i) violate FMI's Articles of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which FMI is subject, or by which the assets or properties of FMI or the FMI Common Stock or FMI Preferred Stock may be bound, (iii) (a) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which FMI is a party or by which FMI or any of the assets or properties of FMI or the FMI Common Stock or FMI Preferred Stock may be bound, or (b) result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of FMI or the FMI Common Stock or FMI Preferred Stock, or result in the acceleration of the maturity of any payment date of any of the liabilities of FMI, except as set forth on Exhibit 9.7, or increase or adversely affect the obligations of FMI thereunder or (iv) violate any term or provision of, or result in a default, give rise to any right of termination, cancellation or acceleration or cause the loss of any right or option under any contract to which FMI is a party.

   9.8 Financial Statements. Contemporaneously with the execution of this Agreement, the following financial statements of FMI have been redelivered and reacknowledged to FPC: the financial statements of FMI for the fiscal year ended December 31, 1993 (the "Year End Statements"), audited by Arthur Andersen & Co., together with the unqualified report thereon of such firm, and the interim, unaudited financial statements of FMI for the nine months of operation ended September 30, 1994 (the "Interim Statements"), all of which statements
(1) are in all material respects in accordance with the books and records of FMI; (2) are true and accurate statements in all material respects and fairly set forth the financial condition and results of the operations of such corporation as of the relevant dates thereof and for the periods covered thereby; (3) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied; and (4) contain and reflect all necessary material adjustments for a fair presentation of the results of operations and financial condition for the periods covered by the statements, subject to the qualification that the Interim Statements are subject to normal year-end adjustments (the aggregate of which will not be material) and lack complete footnotes and other presentation items. FMI has not received any advice or notification from its independent certified public accountants that FMI has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Year End Statements, the Interim Statements or the books and records of FMI any material properties, assets, liabilities, revenues, or expenses of FMI and, to the knowledge of FMI's management and the Stockholders, no such improper accounting practice has been used. The Year End Statements and the Interim Statements do not contain or reflect any material items of special or nonrecurring income, or other material income not earned in the ordinary course of business, except as set forth in the notes thereto. The books, records, and accounts of FMI maintained with respect to the businesses of FMI accurately and fairly reflect in all material respects, in reasonable detail, the transactions and the assets and liabilities of FMI with respect to the businesses of FMI. FMI has not engaged in any transaction with respect to the businesses of FMI, maintained any bank account for the businesses of FMI, or used any of the funds of FMI in the conduct of the businesses of FMI, except for transactions, bank accounts, and funds which have been and are reflected in all material respects in the normally maintained books and records of FMI.

   9.9 Absence of Undisclosed Liabilities. Except as disclosed on the Interim Statements or on Exhibit 9.9 to this Agreement, FMI was not, as of September 30, 1994, obligated for nor were any of its assets or properties subject, as of September 30, 1994, to an amount of liabilities and obligations of any kind in the aggregate (whether known or unknown, secured or unsecured, accrued, absolute, direct or indirect, contingent or otherwise, and whether due or to become due) that are materially in excess of the aggregate amount of liabilities and obligations shown on the Interim Statements and Exhibit 9.9. There are no facts in existence on the date hereof known to FMI's management or any of the Stockholders that might reasonably serve as the basis now or in the future for any material liabilities or material obligations other than those material liabilities and material obligations specifically disclosed in the Interim Statements or in this Agreement or the exhibits hereto.

   9.10 Title to Assets and Properties. Except for dispositions in the ordinary course of business consistent with past practice made since September 30, 1994, FMI has good and marketable title to all of the properties, machinery, equipment and assets, both real and personal, shown or reflected on the Interim Statements or acquired since September 30, 1994, and such properties and assets are subject to no mortgage, guaranty, judgment, execution, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, except as disclosed pursuant to this Agreement (with respect to which no default exists), except for Permitted Encumbrances and Permitted Real Property Exceptions. All such properties and assets referred to above are operated in conformity with all applicable building and zoning ordinances and regulations and all other applicable laws, ordinances and regulations, except as set forth in Exhibit 9.10 and except to the extent that such nonconformity would not have a material adverse effect on the business or assets of FMI; and, to the knowledge of FMI's management, there are no such nonconformities, whether or not the nonconformity would have a material adverse effect on the business or assets of FMI.

   9.11 Accounts Receivable. All of the accounts receivable reflected on the balance sheet of FMI included in the Interim Statements represented, as of the date thereof, and if remaining uncollected as of the Closing will continue to represent, sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto and have been collected in full or are or will be collectible in full (less any reserve for doubtful accounts set forth in the Interim Statements) within the period from the Closing Date through the date which is the earlier of (a) 75 days from the Closing Date or (b) February 15, 1995. Any accounts receivable created after the date of the Interim Statements and before the Closing Date by FMI will be bona fide accounts receivable at the time of their creation, and at the Closing will have been collected in full or will be collectible in full (less any reserve for doubtful accounts) within the period from the Closing Date through the date which is the earlier of (x) 75 days from the Closing Date or
(y) February 15, 1995. There are no setoffs, counterclaims, or disputes asserted against, and no discounts or allowances from, the accounts receivable reflected on the balance sheet of FMI included in the Interim Statements other than in amounts which, in the aggregate, are not in excess of the amounts thereof reserved against on the Interim Statements, nor on the Closing Date will there be any additional such setoffs, counterclaims or disputes asserted against, or discounts or allowances from, FMI's accounts receivable in excess of amounts thereof reserved against as of the Closing Date. Any indemnification claim with respect to collections of accounts receivable asserted prior to the Escrow Termination Date by FPC (and notwithstanding how long before the Escrow Termination Date the claim was asserted) will be paid to FPC on, but not before, the Escrow Termination Date; except that such claim need not be paid on the Escrow Termination Date if at any time after the claim is made and before the Escrow Termination Date such accounts receivable have been collected by FMI.

   9.12 Inventories. Exhibit 9.12 sets forth a list as of a recent date, which date is so specified thereon, of all of the inventories of FMI, including inventories of raw materials, work-in-process and finished goods, together with identification of where such inventory was located on such date and whether such inventory is held in an FMI facility, held on consignment by a third party or held in a third party distribution warehouse. The inventory set forth on
Exhibit 9.12 shall represent the inventory included in the Interim Statements, as adjusted to reflect only acquisitions or dispositions of inventory occurring in the ordinary course of business between the date of the Interim Statements and the recent date reflected on Exhibit 9.12. All of the inventories of FMI, including inventories of raw materials, work-in-process and finished goods, wherever located, are, and all the inventories of FMI on the Closing Date will be, in all material respects, of a quantity and quality usable or salable in the ordinary course of business of FMI (net of any applicable inventory reserve recorded on the Interim Statements and on the Closing Date), are now and on the Closing Date will be located on or in route to the regular business premises of FMI or as otherwise specifically set forth in the consigned inventory list attached as part of Exhibit 9.12 hereto, and has been or will be acquired by FMI only in bona fide transactions entered into in the ordinary course of business. The inventories of FMI (net of recorded applicable reasonable inventory reserves) are not valued in excess of the lower of weighted average cost or net realizable market value.

   9.13  Personal Property.

   (a)Exhibit 9.13 sets forth a true and correct list and a brief description (including vehicle registration or tag numbers) as of a recent date, which date is so specified thereon, of all motor vehicles, trucks, forklifts, and other rolling stock owned by FMI, and all assignable warranties of third parties related thereto (collectively, taking into account all acquisitions and dispositions in the ordinary course of business consistent with past practice since such recent date of such property listing, the "FMI Vehicles"). Exhibit
9.13 contains a true and correct list and a brief description, as of a recent date, which date is so specified thereon, of all machinery, equipment (including office equipment and machines), tools, computers, computer software, telephones and telephone systems, parts, accessories, and the like wherever located and any and all assignable warranties of third parties with respect thereto owned by FMI (excluding items of equipment having a book value of less than $1,000) (collectively, taking into account all acquisitions and dispositions in the ordinary course of business consistent with past practice since such recent date of such property listing, the "FMI Equipment").

All of the material FMI Vehicles and all of the material FMI Equipment, which in each case are used in or necessary to the conduct of FMI's business as presently conducted by FMI, are in good operating condition (reasonable wear and tear excepted) and have been adequately maintained at all times while owned by or under the control of FMI, are reasonably fit for the purposes for which the FMI Vehicles and FMI Equipment are presently used, and are adequate and usable for the continued operation of the businesses of FMI as the same are presently conducted. None of the material FMI Vehicles or material FMI Equipment which is used in or necessary to the conduct of FMI's business as presently conducted by FMI is in need of maintenance or repairs necessary to perform their respective functions except for ordinary, routine maintenance and repairs, which heretofore has been performed as needed in accordance with good industry standards, the cost of which is not reasonably expected to vary from historic patterns. Exhibit 9.13 contains a true and correct list and a brief description as of a recent date, which date is so specified thereon, of all furniture, fixtures, and leasehold improvements, wherever located, and any and all assignable warranties covering such furniture, fixtures, and leasehold improvements and all other items of personal property owned by FMI (excluding items of furniture and fixtures and other personal property owned by FMI and listed on another Exhibit hereto or having a book value of less than $1,000) (collectively, taking into account all acquisitions and dispositions in the ordinary course of business consistent with past practice since such recent date of such property listing, the "FMI Furniture and Fixtures"). FMI has good and marketable title to all FMI Furniture and Fixtures, FMI Equipment, FMI Vehicles, and other items of personal property (whether or not disclosed in any Exhibit to this Agreement), free and clear of any and all material encumbrances except as disclosed on Exhibit 9.13 and except for Permitted Encumbrances.

   (b)Exhibit 9.13(b) contains a true and correct list and brief description of all items of personal property leased by FMI (as lessee) as of a recent date, which date is so specified. True, correct and complete copies of all documents evidencing the leases described in Exhibit 9.13(b) shall have been delivered to FPC prior to the date of this Agreement or shall be delivered to FPC promptly following the date hereof. Each of the leases described on Exhibit 9.13(b) is now, and will be on the Closing Date, in full force and effect; and, there are not now, and will not be on the Closing Date, any existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, thereunder. Except as described on Exhibit 9.13(b), all such leases are fully assignable without the consent of any third party.

   9.14  Owned Real Property.

   (a)Exhibit 9.14(a) contains a true and correct list of each parcel of real property owned by FMI (including options to purchase real property) (collectively, together with all right, title, and interest in the buildings, fixtures, and improvements located thereon, all water lines, rights of way, uses, licenses, easements, hereditaments, tenements, and appurtenances belonging or appertaining thereto and all assignable warranties of third parties with respect thereto, the "FMI Owned Real Property"). Attached to Exhibit 9.14(a) is a copy of the Title Policy. FMI has good and marketable fee simple title to the FMI Owned Real Property, free and clear of any and all liens, mortgages and encumbrances whatsoever except for Permitted Encumbrances and Permitted Real Property Exceptions. Copies of all documents evidencing mortgages, liens, charges, or other encumbrances upon the FMI Owned Real Property shall have been delivered to FPC prior to the date of this Agreement or shall be delivered to FPC promptly following the date hereof.

   (b)FMI does not lease and is not the lessee under any lease with respect to any real property.

   (c)The improvements on the FMI Owned Real Property do not violate any applicable state or local laws, use restrictions, building ordinances, or health and safety ordinances except as set forth in Exhibit 9.14(c) and except to the extent that such violation would not have a material adverse effect on the business or assets of FMI; and, to the knowledge of FMI's management, there are no such violations, whether or not the violation would have a material adverse effect on the business or assets of FMI. There is no private restrictive covenant or governmental use restriction (including zoning) known to FMI's management on all or any portion of the FMI Owned Real Property which prohibits the current use of the FMI Owned Real Property.

   (d)Except as set forth on Exhibit 9.14(d), the improvements on the FMI Owned Real Property are in all material respects in good condition (normal wear and tear excepted) and have been properly maintained at all times while owned by or under the control of FMI, are reasonably fit for the purposes for which such improvements are presently used, and are adequate and usable for the continued operation of the businesses of FMI as the same are presently conducted. None of such improvements is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs, which heretofore has been performed as needed in accordance with good industry standards, the cost of which is not reasonably expected to vary from historic patterns.

   (e)There are no pending or, to the knowledge of FMI's management, threatened condemnations, planned public improvements, annexation, special assessments, zoning, or subdivision changes, or other adverse claims affecting the FMI Owned Real Property.

   (f)All licenses, permits and approvals required for the occupancy and operation of the FMI Owned Real Property (with appurtenant parking uses) have been obtained and are in full force and effect except as set forth in Exhibit 9.14(f) and except to the extent that such failure to have would not have a material adverse effect on the business or assets of FMI; and, to the knowledge of FMI's management, there are no such absences of licenses, permits or approvals, whether or not the absence of same would have a material adverse effect on the business or assets of FMI. FMI has received no notices of violations in connection with such items.

   (g)FMI does not have in its possession any studies or reports which indicate any defects in the design or construction of any of the improvements on the FMI Owned Real Property.

   (h)There are no past due taxes, assessments, or other charges affecting the FMI Owned Real Property.

   9.15 FMI Contractual Obligations. All material FMI Contracts as of October 31, 1994 are listed on Exhibit 9.15 or on Exhibit 9.13(b), and true and correct copies of all FMI Contracts have been made available to FPC. For purposes hereof, "material" shall not include routine contracts, agreements or commitments which do not exceed $25,000 in amount and which are made in the usual and ordinary course of business of FMI. For these purposes, "FMI Contracts" means all of the contracts, leases, warranties, commitments, agreements, arrangements, credit guaranties, and purchase and sales orders, whether oral or written, pursuant to which FMI enjoys any right or benefit, together with the right to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date. Except as indicated in Exhibit 9.15, each of the FMI Contracts is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults. There is no FMI Contract that contains any contractual requirement with which there is a reasonable likelihood that FMI or any other party thereto will be unable to comply.
Except as indicated on Exhibit 9.15, there exists no actual or, to the best knowledge of FMI's management and the Stockholders, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any FMI Contract, which would have a material adverse effect on the business or condition, financial or otherwise, of FMI, including without limitation, (i) the business relationship of FMI with any customer, distributor, or related group of customers or distributors whose purchases individually or in the aggregate are material to the operations and financial condition of FMI, (ii) the requirements of any customer or related group of customers of FMI whose purchases individually or in the aggregate are material to the operations and financial condition of FMI, or (iii) the business relationship of FMI with any material supplier to FMI. None of the FMI Contracts is for materials, supplies, equipment, or services in excess of normal requirements of FMI or as needed for reasonably anticipated business. FMI has not granted any power of attorney with respect to the businesses of FMI or the assets or properties of FMI that remains outstanding.

   9.16 Intellectual Property. Except as listed on Exhibit 9.16, FMI owns or has the right to use all intellectual property necessary for the operation of the businesses of FMI as presently conducted and as presently proposed to be conducted. Exhibit 9.16 contains a true and accurate list (by item, where such information is reasonably available, or otherwise by type) of all intellectual property which FMI owns or has the right to use. All of FMI's material patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks and copyrights; registrations and applications therefor, both registered and unregistered, foreign and domestic; trade secrets or processes; confidential or proprietary information; and computer software and modifications thereof, both source and object code licensed to or from or authored by FMI together with all documentation, manuals, flow charts and logic diagrams related thereto including but not limited to those items listed on
Exhibit 9.16 shall be collectively referred to as the "FMI Intellectual Property". Each item of FMI Intellectual Property owned or used by FMI immediately prior to the Closing hereunder will be owned or available for use by FMI on identical terms and conditions immediately subsequent to the Closing hereunder. FMI has taken all appropriate action as reasonably determined by FMI's management to be in the best interest of FMI to maintain and protect each item of FMI Intellectual Property. To the knowledge of FMI's management, no material misstatement or omission was made in any applications for patents filed with any regulatory or governmental authority with respect to any FMI Intellectual Property constituting patents or in connection with any patents pending for products or processes included in the FMI Intellectual Property.
No FMI Intellectual Property infringes upon or conflicts with any rights claimed therein by third parties, and no use by FMI of any FMI Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed or violates or infringes upon the asserted rights of others.
FMI does not manufacture products which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by or licensed to third parties, other than as described on Exhibit 9.16. Except as set forth on Exhibit 9.16, neither the manufacture, use or sale by FMI of its products, or any component or part thereof, nor any manufacturing operation or machinery employed by FMI, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party. FMI has performed in all material respects all the obligations required to be performed by it to date, and there is no default, in any material respect, under any of the licenses or other rights to use any trade names, trademarks, copyrights, patents, inventions or other processes now used in the conduct of FMI's businesses. Except as set forth on Exhibit 9.16, FMI has never received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of any intellectual property rights of any third party. Except as set forth on
Exhibit 9.16, to the knowledge of FMI's management, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any FMI Intellectual Property. Exhibit 9.16 identifies each license, agreement or other permission which FMI has granted to any third party with respect to any of the FMI Intellectual Property. Except as set forth in
Exhibit 9.16, with respect to each item of FMI Intellectual Property, (i) FMI possesses all right, title and interest in and to the item, free and clear of any liens, encumbrances or security interests, license or other restriction,
(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item, and (iv) FMI has not agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

   9.17  Tax Matters.

   (a)Except as previously disclosed to the President or a Vice President of FPC or of any of FPC's affiliates, FMI has duly prepared and filed in a timely manner, and as of the Closing Date will have timely filed, consistent with past practices, all federal, state, local and foreign tax returns and reports required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to FMI, and such returns are and will be true and correct in all material respects. Except as previously disclosed to the President or a Vice President of FPC or of any of FPC's affiliates, FMI has paid in full, or by the Closing Date will have paid in full, consistent with past practices, or adequate reserves or accruals shall have been made for the payment of, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, employment, withholding, property, sales, use, excise and all other taxes, duties and assessments (including penalties and interest in respect thereof, if any) that have become or are due regarding any taxable year or period ended on or prior to the Closing Date, whether shown on such returns or not (except in respect of state, local and foreign taxes which are in the aggregate immaterial in amount). Except as previously disclosed to the President or a Vice President of FPC or of any of FPC's affiliates, adequate reserves or accruals have been set up for the payment of all such taxes anticipated to be payable in respect of periods through the date hereof and shall have been set up and be existing as of the Closing Date for the payment of all taxes anticipated as of the Closing Date to be then payable in respect of the period through the Closing Date.

   (b)There have not been any deficiencies or assessments asserted in writing by the United States Internal Revenue Service (the "IRS") or any other taxing authority with respect to any federal, state or local tax returns and reports.

   (c)FMI has not executed or filed with the IRS or any other taxing authority any agreement extending the period for assessment or collection of any income or other taxes or any consent pursuant to Section 341(f) of the Code.

   (d)All taxes required to be withheld on or prior to the Closing Date from FMI employees for federal income taxes, Social Security taxes and Medicare taxes and for state, county and municipal income and other taxes have been properly withheld and, if required on or prior to the Closing Date, have been deposited with the appropriate governmental agency.

   (e)There are no pending audits of any of FMI's federal, state, local or foreign tax returns, declarations or reports. No claim or investigation is pending or, to the knowledge of FMI's management, threatened, by any state, local, or other jurisdiction alleging that FMI has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction not listed on Exhibit 9.17 nor has FMI received any notice or questionnaire from any such jurisdiction which suggests or asserts that FMI may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction. Exhibit 9.17 provides a brief description of any pending property, sales, use or other tax dispute relating to or arising out of the businesses of FMI or affecting the assets or properties of FMI, including the nature and amount of the controversy, the respective positions of the parties as to any material amounts claimed to be due thereunder, and the current status thereof.

   9.18  Litigation.

   (a)Except as listed and described on Exhibit 9.18, FMI is not a party to any litigation, proceeding or administrative investigation, and none is pending or threatened, against the FMI Common Stock, the FMI Preferred Stock, FMI or its assets or properties, which is, or if adversely determined might be, material to FMI's businesses or prospects or to the transactions contemplated by this Agreement. By way of explanation and not in limitation of the preceding representation, except as listed and described on Exhibit 9.18, FMI is not a party to any pending or threatened products liability litigation, proceedings, claims or investigations.

   (b)Except as listed and described on Exhibit 9.18, there is not any outstanding order, writ, injunction or decree of any court, government, governmental authority or arbitration against or affecting the FMI Common Stock, the FMI Preferred Stock, FMI or its assets or properties, material to FMI's businesses or prospects or to the transactions contemplated by this Agreement.

   (c)Except as listed and described on Exhibit 9.18, FMI is not a party to any pending or threatened proceeding involving any payments, claims, charges, assessments, adjustments, premium payments or other obligations that are or may be asserted against FMI arising out of or relating to insurance or similar arrangements (including but not limited to any retro-insurance premium adjustment obligations or workers' compensation insurance claims) based upon claims, injuries or other events that have occurred prior to the date of this Agreement.

   9.19  Compliance With Applicable Laws.

   (a)Except as listed and described on Exhibit 9.19, the conduct of the businesses of FMI in all material respects has not violated and does not violate or infringe any federal, state, local or foreign law, statute, ordinance, license or regulation that has been or presently is in effect, or that to the knowledge of FMI's management is proposed to be adopted, the enforcement of which would materially adversely affect either the business of FMI or the value of the FMI Common Stock and/or the FMI Preferred Stock.
FMI has and has maintained all licenses and permits required by all local, state and federal authorities and regulating bodies material to its businesses and the transactions contemplated by this Agreement except as set forth in
Exhibit 9.19 and except to the extent that the failure to maintain such licenses or permits would not have a material adverse effect on the business or assets of FMI; and, to the knowledge of FMI's management, FMI has not failed to maintain any required licenses or permits, whether or not such failure would have a material adverse effect on the business or assets of FMI.

   (b)The Stockholders, FMI and the officers and employees of FMI, in the conduct of the businesses of FMI and acting on its behalf, have each complied with, and none of them has violated, any federal, state or local law, ordinance or regulation regulating or prohibiting anti-competitive conduct, activities or policies, including but not limited to, the Sherman and Clayton Antitrust Acts and the Robinson-Patman Act, as amended.

   (c)Neither FMI nor any director, officer, employee or other person acting on behalf of any of them has knowingly used any funds of FMI for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or has knowingly made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provision of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

   9.20  Labor Relations.

   (a)Exhibit 9.20(a) contains a true and correct list of all present salaried employees, all present employees whose aggregate compensation during 1993 was in excess of $50,000, all present employees whose aggregate compensation during 1994 is expected to exceed $50,000, and all independent sales representatives, distributors, manufacturer's representatives, consultants, and independent contractors employed or engaged by FMI, their total remuneration for the year ended December 31, 1993, their current remuneration, and a description of all perquisites and fringe benefits they receive or are eligible to receive.

   (b)FMI, within the last three years, has not experienced any slowdown, work interruption, strike, or work stoppage by employees of FMI.

   (c)Except as described in Exhibit 9.20(c) and except for oral employment agreements which are terminable at will without any obligations to make any further payment, FMI is not a party to nor does FMI have any obligation pursuant to any oral or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of FMI, nor is FMI obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees. Neither FMI nor any of its officers, directors, or employees has been charged or, to the knowledge of FMI's management, threatened with the charge of any unfair labor practice.

   (d)FMI is in compliance with all applicable federal and state laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of FMI's employees, including applicable wage and hour laws, worker compensation statutes, unemployment laws, and social security laws except as set forth in Exhibit 9.20(d) and except to the extent that such noncompliance would not have a material adverse effect on the business or assets of FMI; and, to the knowledge of FMI's management, there is no such noncompliance, whether or not the noncompliance would have a material adverse effect on the business or assets of FMI. Except as described in Exhibit 9.20(d), there are no pending or, to the knowledge of FMI's management, threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; or immigration.

   (e)FMI is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

   (f)Except as described on Exhibit 9.20(f), all officers, employees, and agents of FMI are employees at will and for indefinite terms and there is no outstanding agreement or arrangement with respect to severance payments.

   9.21 Employee Welfare Benefits. Except as set forth on Exhibit 9.21 to this Agreement, FMI does not have in force, is not a party to and does not maintain any welfare plan, benefit plan or pension plan within the respective meanings of Section 3(1) or Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"). There has been no, and prior to the Closing there will not be any, act or omission by FMI or any trustee or administrator with respect to any such plan, trust or agreement that did or will not comply in all material respects with the terms thereof, ERISA, the Code and other applicable laws. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such plan. Each of FMI's benefit plans and pension plans meets the requirements of a "qualified plan" under Code Section 401(a). There has been no "prohibited transaction" (as that term is defined in Section 4975 of the Code and Section 406 of ERISA) by any such plan, trust or agreement, or by any trustee or administrator thereof in such capacity. There is no material accumulated funding deficiency within the meaning of ERISA or any liability (including but not limited to any withdrawal liability) to any such plan, trust or agreement, or to the Pension Benefit Guaranty Corporation established under ERISA in connection with any such plan. FMI is not a party to, or in any other manner participating in, any multi-employer pension plan within the meaning of Section 3(37) of ERISA.

   9.22 Insurance Coverage. FMI maintains policies of fire, casualty, liability, use and occupancy and other insurance covering all of its properties and assets, in amounts customarily obtained by businesses in the region in which such properties or assets are located and maintains certain other policies of insurance all as more particularly set forth on Exhibit 9.22.
Exhibit 9.22 to this Agreement lists each policy of insurance (including without limitation policies providing property, casualty, liability, and workers' compensation coverage and policies for employee medical, disability and life coverage) to which FMI is or has been a party, a named insured or otherwise the beneficiary of coverage at any time and as to each such policy sets forth its identification number, the insurer, type of policy (specifically identifying any retro-policies or similar policies that may give rise to future premium adjustments, claims or other obligations on the part of FMI based on experience or past events), coverage limits, applicable deductible amounts, annual premium and expiration date. Such policies or like policies are as of the date of this Agreement, and will be on the Closing Date, outstanding and duly in force, and FMI's management has not received nor shall have received any notice of or otherwise have any knowledge of any proposed cancellation or change in the premium or any other term of any such policy. True and complete copies of all such policies have previously been delivered to FPC.

   9.23 Banks. The name of each bank in which FMI has an account or safety deposit box, the account and safety deposit box numbers and the names of all persons entitled to draw thereon or withdraw therefrom are set forth on Exhibit
9.23 to this Agreement.

   9.24 Returns and Cancellations. There are no claims with respect to returns, or trial use arrangements which could result in the return of, in excess of an aggregate of $75,000, of products of FMI by reason of alleged overshipments, defective or unsatisfactory products, the expiration of trial use arrangements or otherwise. Other than consignment arrangements set forth and described on Exhibit 9.24, there are no FMI products in the hands of customers under an understanding that such FMI products would be returnable other than pursuant to the standard returns policy set forth in FMI's contracts. Neither FMI nor any of the Stockholders knows or has reason to believe that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale, license, lease or other transfer of FMI products.

   9.25 Customers and Suppliers. Attached hereto as Exhibit 9.25 is a schedule of all customers with FMI as of the date hereof whose purchases individually have accounted for more than five percent of the sales of FMI during the ten month period ended October 31, 1994 and a schedule of all suppliers to FMI as of October 31, 1994 whose sales to FMI individually have accounted for more than five percent of the purchases by FMI during the ten month period ended October 31, 1994. There has been no termination, cancellation, limitation, material modification or material change since December 31, 1993, in the business relationship of FMI with any customer or group of customers or supplier or group of suppliers whose purchases or sales, as the case may be, individually or in the aggregate accounted for more than five percent of aggregate gross revenues or purchases for the previous fiscal year of FMI and neither FMI nor any Stockholder is aware of any event, happening or fact that would lead them to believe that any of such customers or suppliers will terminate their business relationship with FMI.

   9.26  No Interest in Properties, Competitors, Etc.  Except as set forth on
Exhibit 9.26 to this Agreement, neither any director or officer of FMI or any member of their families nor, to the knowledge of FMI's management, any Stockholder or any member of any of their families (i) owns, directly or indirectly, in whole or in part, any of the properties necessary for the business of FMI as currently conducted or (ii) owns, directly or indirectly, any interest in (except for the ownership of marketable securities of publicly owned corporations, representing in no case more than one percent of the outstanding shares of such class of securities) or controls or is an employee, officer, director or partner of, participant in or consultant to any corporation, association, partnership, limited partnership, joint venture or other business organization which is a competitor, supplier, customer, landlord or tenant of FMI.

   9.27  Environmental Matters.

   (a)Except as set forth in Exhibit 9.27 hereto, FMI, with respect to its businesses,

  (i)is in compliance with all laws, rules, and regulations relating to environmental protection. FMI has not (x) been notified that it is potentially liable under, or (y) received any requests for information or other correspondence concerning any site or facility under, nor has FMI any reason to believe that it is considered potentially liable under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar law;

  (ii) has accurately prepared and timely filed with the appropriate jurisdictions all reports and filings required pursuant to any federal, state, or local law, regulation, statute, or order applicable to or affecting FMI, the businesses of FMI or the assets or properties of FMI;

   (iii) has not entered into or received any consent decree, compliance order, or administrative order relating to environmental protection;

   (iv) has not entered into or received nor is FMI in default under any judgment, order, writ, injunction or decree of any federal, state, or municipal court or other governmental authority relating to environmental protection;

   (v)has obtained all environmental permits which are required under federal, state, or local laws, rules, and regulations in connection with the business of FMI or the ownership, use, or lease of its assets and properties, and Exhibit
9.27 contains a complete list and description of each such environmental permit. Except as described in Exhibit 9.27, FMI is in compliance with each such environmental permit (including any information provided on the applications therefor) and no environmental permit restricts FMI from operating any FMI Equipment covered by such environmental permit to the full capacity of such FMI Equipment, 24 hours a day, seven days a week;

   (b)Except as set forth on Exhibit 9.27 and except for environmental matters set forth on Exhibit 16.3, with respect to the businesses of FMI,

   (i)there are no actions, suits, claims, arbitration proceedings, or complaints pending or, to the knowledge of FMI's management, threatened or under consideration by any governmental authority, municipality, community, citizen, or other entity, against FMI relating to environmental protection, nor is there any basis for any such action, suit, claim, proceeding, or complaint;

      (ii) there has been no disposal, release, burial, or placement of hazardous or toxic substances, pollutants, contaminants, petroleum, gas products, or asbestos-containing materials (as any of such terms may be defined under current federal, state, or local law) (hereinafter collectively referred to as "Hazardous Materials") (either (A) since April 1, 1989, or (B) if occurring prior to April 1, 1989, which as of April 1, 1989 had not created a condition which was a violation of any then applicable law but which condition created thereby has since become a violation of applicable law) on, in, at, or about (x) any of the FMI Owned Real Property or (y) any facilities used for or in connection with the businesses of FMI; and since April 1, 1989, there has been no disposal, release, burial, or placement of Hazardous Materials, in a manner which is in violation of applicable law, on, in, at, or about any other facility to which Hazardous Materials from FMI may have been taken at any time since April 1, 1989. Exhibit 9.27 contains a list of all facilities or locations to which Hazardous Materials from FMI may have been taken since April 1, 1989;

   (iii) there has been no disposal, release, burial, or placement of Hazardous Materials on any property or facility not owned or operated in the present or the past by FMI which may result or has resulted in contamination of or beneath any of the FMI Owned Real Property or any other properties or facilities used by or for the benefit of FMI (other than a disposal, release, burial or placement for which such other owner has full liability (including for any and all fines and remediation associated with such contamination) and for which such other owner has, and can reasonably be expected to continue to have, more than sufficient financial ability to satisfy);

   (iv) all above-ground and underground storage tanks located on the FMI Owned Real Property which have been placed thereon since April 1, 1989 or which are otherwise known to exist by FMI's management have been identified in
Exhibit 9.27 together with a description of the materials stored therein and/or previously stored therein and a statement as to whether such tanks are currently used by FMI;

   (v)no lien has arisen on any of the assets or properties of FMI under or as a result of any federal, state, or local law, rule, or regulation relating to environmental protection; and

         (vi) except for audits conducted by or on behalf of FPC and Merger Corporation in connection with the transactions contemplated by this Agreement, no audit or other investigation has been conducted as to environmental matters at any of FMI's properties by any private party.

   9.28 OSHA. FMI is in compliance with all applicable laws relating to employee health and safety and since April 1, 1989, the condition of the assets or properties of FMI has not violated any applicable legal requirements or otherwise could be made the basis of any claim, proceeding, or investigation based on OSHA violations or otherwise related to employee health and safety, except as set forth in Exhibit 9.28 and except to the extent that such noncompliance or such violations would not have a material adverse effect on the business or assets of FMI; and, to the knowledge of FMI's management, there is no such noncompliance and there are no such violations, whether or not the noncompliance or violation would have a material adverse effect on the business or assets of FMI.

   9.29 Absence of Changes. Except as set forth in Exhibit 9.29, since December 31, 1993 through the date of this Agreement, there has not been any transaction or occurrence in which FMI has:

   (a)suffered any material adverse change in its business, operations, condition (financial or otherwise), liabilities, assets, earnings, or prospects nor has there been any event which has had or may have a material adverse effect on any of the foregoing;

   (b)incurred any obligations or liabilities of any nature other than items incurred in the regular and ordinary course of business consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of business consistent with past practice;

   (c)paid, discharged, or satisfied any claim, lien, encumbrance, obligation, or liability (whether absolute, accrued, contingent, and whether due or to become due), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice of claims, liens, encumbrances, obligations, or liabilities which are reflected or reserved against in the Year End Statements or which were incurred since December 31, 1993 in the ordinary course of business consistent with past practice;

   (d)permitted, allowed, or suffered any of its properties or assets (real, personal or mixed, tangible, or intangible) to be subjected to any mortgage, pledge, lien, encumbrance, restriction, or charge of any kind, other than liens or encumbrances specifically listed on Exhibit 9.29;

   (e)written down or written up the value of any FMI Inventory (including write-downs by reason of shrinkage or markdowns), determined as collectible any accounts receivable of FMI or any portion thereof which were previously considered uncollectible, or written off as uncollectible any accounts receivable of FMI or any portion thereof, except for write-downs, write-ups, and write-offs in the ordinary course of business consistent with past practice, none of which is material in amount;

   (f)cancelled any debts or waived any claims or rights;

   (g)disposed of or permitted to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license, or application therefor or disposed of or disclosed to any person not authorized to have such information any trade secret, proprietary information, formula, process, or know-how not previously a matter of public knowledge or existing in the public domain except to the extent not known by FMI's management, or if so known, then also except to the extent such disposal, lapse or disclosure would not have a material adverse impact on the business or assets of FMI;

   (h)except for the capital expenditures or commitments described on Exhibit 9.29, made any capital expenditure or commitment in any one case in excess of $25,000 for additions to property, plant, equipment, intangible, or capital assets, other than for emergency repairs or replacement;

   (i)incurred any long term indebtedness;

   (j)paid, loaned, distributed, or advanced any amounts to, sold, transferred, or leased any properties or assets (real, personal or mixed, tangible or intangible) to, purchased, leased, licensed, or otherwise acquired any properties or assets from, granted or incurred any obligation for any increase in the compensation to (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment), or entered into any other agreement or arrangement with (i) any stockholder, officer, employee, or director of FMI, (ii) any corporation or partnership in which any Affiliate of FMI is an officer, director, or holder directly or indirectly of five percent (5%) or more of the outstanding equity or debt securities, or (iii) any person controlling, controlled by, or under common control with any such partner, stockholder, officer, director, or Affiliate of FMI except for (A) compensation paid at the rate of compensation in effect at December 31, 1993 or payable in accordance with and in amounts not greater than provided for in written agreements entered into on or prior to December 31, 1993, (B) compensation adjustments to officers and directors as set forth on
Exhibit 9.29(j), (C) compensation adjustments for other employees made in the ordinary course of business consistent with past practices, and (D) routine travel advances to officers and employees;

   (k)made any declaration or setting aside or payment of any dividend or other distribution in respect of any of its capital stock, or any direct or indirect redemption, purchase or other acquisition of the FMI Common Stock or the FMI Preferred Stock; provided it being understood that prior to the Closing the FMI Preferred Stock is to be converted into and exchanged for FMI Common Stock as expressly contemplated elsewhere in this Agreement;

   (l)issued or sold any shares of its capital stock or any other securities or granted any options for the purchase thereof;

   (m) entered into any collective bargaining or labor agreement (oral or written), or experienced any slowdown, work interruption, strike, or work stoppage;

   (n)sold, transferred, or otherwise disposed of any of the assets or properties of FMI except in the ordinary course of business consistent with past practice;

   (o)made any change in any method of accounting or accounting principle, practice, or policy;

   (p)suffered casualty losses or damages in excess of $25,000 in the aggregate (whether or not insured against);

   (q)made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses in excess of $5,000 in the aggregate;

   (r)amended its Articles of Incorporation or Bylaws;

   (s)taken any other action which is not in the ordinary course of business consistent with past practice unless such action is otherwise permitted by the terms of this Agreement; or

   (t)agreed so as to legally bind FMI, whether in writing or otherwise, to take any of the actions set forth in this Section 9.29, unless such action is otherwise permitted by this Agreement.

   9.30 Approvals and Consents. Except for the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing and recording of the Articles of Merger in accordance with the Texas BCA and issuance of a Certificate of Merger by the Texas Secretary of State, and as otherwise indicated on Exhibit 9.30, no authorization, consent, approval, designation, or declaration by, or filing with, any public body, governmental authority, bureau, or agency, and no approval or consent from any party to any FMI Contract, is necessary or required as a condition to the validity of this Agreement and the consummation of the transactions contemplated hereby.

   9.31 Disclosure. No representation or warranty made by FMI or the Stockholders in this Agreement, the exhibits hereto or any of the documents and papers required to be delivered by or on behalf of FMI and the Stockholders pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                ARTICLE 10
                   REPRESENTATIONS AND WARRANTIES OF FPC

   Except as disclosed in Exhibit 10 to this Agreement, FPC hereby represents and warrants the following:

   10.1 Organization and Standing. FPC is a duly organized Florida corporation. FPC has full corporate power and authority to carry on its business as now conducted and to own and lease its properties and assets and is duly licensed or qualified to do business and is in good standing in each state or jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, financial condition or results of operations of FPC taken as a whole. The shares of FPC Common Stock to be issued pursuant to the terms of this Agreement, when issued, will be duly authorized, validly issued, fully paid and non-assessable, and subject to no preemptive rights; and, upon the effective date of the Registration Statement and so long as such Registration Statement remains effective, the sale of such shares by the Stockholders to third parties shall be registered under the Securities Act of 1933 subject to no restrictions regarding sale, resale or other transfer other than (i) the prospectus delivery requirements and other restrictions arising pursuant to applicable federal and state securities laws, including without limitation the notification requirements and other procedures set forth in
Section 7.1(j) and the related Stockholder Acknowledgement and (ii) the provisions described in Section 6.1(b) and Section 7.1(d) hereof imposed in order to ensure pooling-of-interests accounting treatment for FPC and its subsidiaries.

   10.2  Authority; No Violation.

   (a) FPC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action in respect thereof on the part of FPC and no other corporate proceedings on the part of FPC other than the issuance of the FPC Common Stock are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FPC, and constitutes a valid and binding obligation of FPC enforceable against FPC in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and subject, as to enforceability, to general principles of equity (whether applied in a proceeding in equity or at law)).

   (b)Neither the execution and delivery of this Agreement nor the consummation by FPC of the transactions contemplated hereby, nor compliance by FPC with any of the terms of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of FPC or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FPC or any of its properties or assets or violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any encumbrance upon any of the properties or assets of FPC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FPC is a party, or by which its properties or assets may be bound or affected, except, in the case of this clause (ii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operation of FPC or the ability of FPC to consummate the transactions contemplated hereby.

   10.3 Financial Statements. FPC has previously delivered to the Stockholders copies of (1)(a) audited consolidated balance sheets of FPC as of December 31, 1993 and December 31, 1992 and (b) audited consolidated statements of income, changes in stockholder's equity and statements of cash flow of FPC for the years ending December 31, 1992 and December 31, 1993 (collectively, the "FPC Audited Financial Statements"), together with reports on the FPC Audited Financial Statements by FPC's independent accountants and (ii) unaudited consolidated statement of income, changes in stockholder's equity and statement of cash flow of FPC for the period ending September 30, 1994 and unaudited consolidated balance sheet as of September 30, 1994, of FPC (collectively, the "FPC Interim Financial Statements," and together with the FPC Audited Financial Statements, the "FPC Financial Statements"). The FPC Financial Statements (except for the failure to include all of the notes thereto required by GAAP in the FPC Interim Financial Statements and except for normal year end adjustments, the aggregate of which will not be material) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of FPC as of the respective dates thereof and the results of its operations and the changes in its financial position for the respective periods covered thereby.

   10.4 Statements Made. No representation, warranty or statement made by FPC in this Agreement or in any exhibit, written statement, or certificate furnished by or on behalf of FPC to FMI or any Stockholder in connection with the transactions contemplated hereby contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

   10.5 Legal Proceedings. There are no legal proceedings pending or, to the best knowledge of FPC, any legal proceedings threatened, nor is there any order, injunction or decree outstanding against or relating to FPC or its respective properties, assets or business, any of which would reasonably be expected to have a material adverse effect on FPC's ability to meet its obligations hereunder, nor does FPC know of any material basis for any such legal proceedings. To the best knowledge of FPC, no action or proceeding has been instituted or threatened before any court or other governmental body by any person or public authority seeking to restrain or prohibit or to obtain damages with respect to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

   10.6 No Material Adverse Change. Since September 30, 1994, there has not been any material adverse change in the business, condition, financial or otherwise, or results of operations of FPC and its subsidiaries taken as a whole.

   10.7 Approvals and Consents. Except for the expiration or termination of all applicable waiting periods under the HSR Act, the filing and recording of the Articles of Merger in accordance with the Texas BCA and the issuance of a Certificate of Merger by the Texas Secretary of State, no consent, approval or authorization is required in connection with the execution or delivery of this Agreement by FPC or the consummation by FPC of the transactions contemplated hereby.

   10.8 Certain Matters Concerning Tax-Free Reorganization. All of the FPC Common Stock which will be issued to the Stockholders in exchange for FMI Common Stock pursuant to the consummation of the Merger will be voting stock of FPC. Substantially all of the FMI properties and substantially all of the properties of Merger Corporation owned by each prior to the Merger will be owned by FMI immediately after the consummation of the Merger. FPC acknowledges that it is the parties' desire that all of the above are to be accomplished in a manner consistent with the requirements for qualification of the Merger as a tax free reorganization under Code Section 368(a)(1)(A) and 368(a)(2)(E) and FPC will not take any action which is inconsistent therewith. FPC is not aware of any reason why the Merger, as contemplated in this Agreement, would not qualify as a tax free reorganization under Code Section 368(a)(1)(A) and 368(a)(2)(E).

   10.9 Undisclosed Liabilities. FPC and the consolidated group of which it is a member does not have any material liabilities or material obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, which would be shown on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations stated on the FPC Financial Statements.


                                ARTICLE 11
           REPRESENTATIONS AND WARRANTIES OF MERGER CORPORATION

   Except as disclosed in Exhibit 11 to this Agreement, Merger Corporation hereby represents and warrants the following:

   11.1 Organization and Standing. Merger Corporation is a duly organized Texas corporation, with authorized capital stock of 1,000 shares of common stock all of which is issued and outstanding and owned by FPC. Merger Corporation has full corporate power and authority to carry on its business as now conducted and to own and lease its properties and assets

   11.2  Authority; No Violation.

   (a)Merger Corporation has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action in respect thereof on the part of Merger Corporation and no other corporate proceedings on the part of Merger Corporation are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Corporation, and constitutes a valid and binding obligation of Merger Corporation enforceable against Merger Corporation in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and subject, as to enforceability, to general principles of equity
(whether applied in a proceeding in equity or at law)).

   (b)Neither the execution and delivery of this Agreement nor the consummation by Merger Corporation of the transactions contemplated hereby, nor compliance by Merger Corporation with any of the terms of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Merger Corporation or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Merger Corporation or any of its properties or assets or violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any encumbrance upon any of the properties or assets of Merger Corporation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Merger Corporation is a party, or by which its properties or assets may be bound or affected, except, in the case of this clause (ii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a adverse effect on the business, financial condition or results of operation of Merger Corporation or the ability of Merger Corporation to consummate the transactions contemplated hereby.

   11.3 Approvals and Consents. Except for the expiration or termination of all applicable waiting periods under the HSR Act, the filing and recording of the Articles of Merger in accordance with the Texas BCA and the issuance of the Certificate of Merger by the Texas Secretary of State, no consent, approval or authorization is required in connection with the execution or delivery of this Agreement by Merger Corporation or the consummation by Merger Corporation of the transactions contemplated hereby.

   11.4 Statements Made. No representation, warranty or statement made by in this Agreement or in any exhibit, written statement, or certificate furnished by or on behalf of Merger Corporation to FMI or any Stockholder in connection with the transactions contemplated hereby contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.


                                ARTICLE 12
             TRANSACTIONS AND OBLIGATIONS PRIOR TO THE CLOSING

   12.1 Actions Prior to Closing. From the date of this Agreement through the Closing Date, except to the extent expressly contemplated by this Agreement, FMI covenants that FMI shall not, without the prior written consent of FPC, and each of the Stockholders covenant that such Stockholder will not, without the written consent of FPC, take any action (where the action is outside of the ordinary responsibilities of such Stockholder in his or her capacity as a stockholder in connection with the ordinary course of FMI's business) or fail to take any action (where the action is within the ordinary responsibilities of such Stockholder in his or her capacity as a stockholder in connection with the ordinary course of FMI's business) so as to allow FMI to:

   (a)suffer any material adverse change in the assets or properties of FMI or in the operations, condition (financial or otherwise), liabilities, earnings, or prospects of FMI relative to that as of the date of this Agreement;

   (b)enter into any transaction, take any action nor fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations, warranties, disclosures, agreements or covenants of any of the Stockholders and/or FMI contained in this Agreement, the exhibits hereto or any document delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby not being true and complete at and as of the time immediately after the occurrence of such transaction or after the action is taken or failed to be taken, and also on the Closing Date;

   (c)other than in the ordinary course of business, enter into any contract which extends for a period in excess of six months or which involves aggregate liability in excess of $50,000;

   (d)make any change in any method of accounting or accounting principle, practice or policy, or increase (or change any assumption underlying or method of calculating) any bad debt, contingency, or other reserve other than in the ordinary course of business consistent with past practice;

   (e)write-down or write-up the value of any FMI Inventory (including write-downs by reason of shrinkage or mark downs), except for write-downs, write-ups, and write-offs in the ordinary course of business consistent with past practice, none of which are material in amount;

   (f)dispose of or permit to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license, or application therefor or dispose of or disclose to any person not authorized to have such information, any trade secret, proprietary information, formula, process, or know-how not previously a matter of public knowledge or existing in the public domain;

   (g)grant or incur any obligation for any material increase in the compensation of any officer or employee of FMI (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment), except in accordance with and in amounts not greater than amounts provided in existing agreements between FMI and its employees or amounts previously approved by the board of directors of FMI prior to June 30, 1994, as more particularly set forth on Exhibit 9.29(j);

   (h)waive or terminate (except in the ordinary course of business consistent with past practices), or breach, any provision under any of the FMI Contracts;

   (i)either declare, set aside or pay any dividend or distribution to its stockholders, or declare a stock split;

   (j)pay off any note payable to or make any payment to any stockholder, debenture holder, officer or director of FMI, except for those sums paid as regular compensation or reimbursements of reasonable out-of-pocket expenses to the officers and directors of FMI, consistent with past practices;

   (k)engage in any other transactions with any of the Stockholders;

   (l)incur any increase in its liabilities from that reflected in the Interim Statements except in the ordinary course of business consistent with past practices; or

   (m)  amend FMI's Articles of Incorporation or Bylaws.

   12.2 Conduct of the Business Until Closing. Except as FPC may otherwise consent in writing, from the date of this Agreement through the Closing Date, FMI hereby covenants that it will do the following, and the Stockholders covenant that such Stockholders will not, without the written consent of FPC, take any action (where the action is outside of the ordinary responsibilities of such Stockholder in his or her capacity as a stockholder in connection with the ordinary course of FMI's business) inconsistent with, the following, or fail to take any action (where the action is within the ordinary responsibilities of such Stockholder in his or her capacity as a stockholder in connection with the ordinary course of FMI's business) which action would be reasonably necessary to carry out, the following:

   (a)operate the businesses of FMI substantially as previously operated and only in the regular and ordinary course, not make any purchase or sale, or introduce any new method of management or operation except in the ordinary course of business and in a manner consistent with past practices, and use its reasonable best efforts to maintain and preserve intact the goodwill, reputation, present business organization, and relationships of FMI with persons having business dealings with them, and maintain the services of present employees of FMI;

   (b)maintain the material assets and properties of FMI, real and personnel, in good order and condition, reasonable wear and use excepted, and maintain all policies of insurance covering the assets and properties of FMI in amounts and on terms substantially equivalent to those in effect on the date hereof;

   (c)take all steps reasonably necessary to maintain the FMI Intellectual Property and other intangible assets of FMI;

   (d)pay all accounts payable when due and collect all accounts receivable in accordance with prudent business practices;

   (e)comply with all laws applicable to the conduct of the businesses of FMI except where the failure to comply would not have a material adverse effect on the business or assets of FMI (provided that FMI shall remain obligated to notify FPC of all known noncompliances, whether or not the failure to comply would have a material adverse effect on the business or assets of FMI); and

   (f)maintain the books and records of FMI in the usual, regular, and ordinary manner, on a basis consistent with past practices; and, consistent with past practices, prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed by FMI after taking into account any extensions of time granted by such taxing authorities.

   12.3  Certain Permitted Actions.  Notwithstanding the covenants of Sections
12.1 and 12.2 or any other covenants, representations or warranties contained herein, FMI shall be permitted between the date of this Agreement and the Closing Date (i) to continue to pay the scheduled dividends (including the accrued, but unpaid, dividends at the time the FMI Preferred Stock is converted into FMI Common Stock) on the FMI Preferred Stock, (ii) to continue to pay monthly to Corporate Acquisitions, Inc. $7,500 as a consulting fee under the consulting agreement with Corporate Acquisitions, Inc. plus the reimbursement of any reasonable out-of-pocket expenses consistent with FMI's past practices and amounts, and (iii) to continue to pay to the outside directors of FMI outside directors' board meeting fees consistent with FMI's past practices and amounts.

   12.4 Hart-Scott-Rodino. Prior to, or as promptly as practicable after, the execution of this Agreement, the parties to this Agreement and any "ultimate parent" (as that term is defined under Title II of the HSR Act) of any of the parties shall make or have made all filings and submissions under the HSR Act as may be required to be made in connection with this Agreement and the transactions contemplated hereby. FMI will furnish to FPC and Merger Corporation, and FPC and Merger Corporation will furnish to FMI, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Each party will promptly provide each other party with such copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby, as are necessary for the other party to fulfill its obligations under the HSR Act.

   12.5 Corporate Action; Approvals and Consents. Except as FPC may otherwise consent in writing, prior to completion of the Closing on the Closing Date, FMI hereby covenants that it will take or cause to be taken all corporate and other action and will obtain in writing as promptly as possible all approvals and consents required to be obtained in order to effectuate the consummation of the transactions contemplated hereby, including those consents referred to in or disclosed pursuant to Section 9.30 hereof, all at the expense of FMI, except as set forth in the last sentence of Section 20.5, and without agreeing to any modification or change to the provisions of any FMI Contract. Except as FPC may otherwise consent in writing, prior to completion of the Closing on the Closing Date, each of the Stockholders hereby covenants that he or she will take or cause to be taken all actions and will obtain in writing as promptly as possible all approvals and consents required to be obtained by such Stockholder, if any, in order to effectuate the consummation of the transactions contemplated hereby, all at the expense of such Stockholder. All such approvals and consents shall be in writing and in form and substance satisfactory to FPC and Merger Corporation, and executed counterparts thereof will be delivered to FPC and Merger Corporation promptly after receipt thereof but in no event later than the Closing.

   12.6 Prohibition on Solicitation or Consideration of Other Offers. Except as FPC may otherwise consent in writing (which consent may be granted or withheld in the absolute discretion of FPC) prior to completion of the Closing on the Closing Date or, if earlier, until the termination of this Agreement, the Stockholders and FMI hereby covenant that they will take such steps as are reasonably necessary to assure that the Stockholders, FMI and FMI's directors and officers: (1) will not solicit, entertain, encourage, discuss or negotiate with any other person (including the Stockholders or members of management of FMI), or provide any person with nonpublic information relating to, the possible merger, consolidation, reorganization or acquisition of FMI, or a sale of all or substantially all of FMI's assets or effect same, (2) will not solicit, entertain, encourage, discuss, negotiate or effect a sale of a controlling interest in the FMI Common Stock or FMI Preferred Stock of FMI, regardless of whether such transaction involves the issuance of additional securities or the sale of securities by a Stockholder including to an ESOP, (3) will not solicit, entertain, encourage, discuss or negotiate any offers to sell any of FMI's assets (except in the ordinary course of business) or effect same, and (4) will notify FPC and Merger Corporation upon receipt of any unsolicited offer to enter into any of the transactions described in this paragraph.

   12.7 Access to Properties and Records, Etc. Between the date of this Agreement and the Closing, FPC, Merger Corporation and their counsel, accountants and other representatives will be given full access during normal business hours to all of the properties, personnel, books, tax returns, contracts, commitments and records of FMI, and FPC and Merger Corporation will be furnished with all such additional documents (certified if requested) and information with respect to the affairs of FMI as FPC, Merger Corporation or their counsel or accountants may from time to time reasonably request. FPC and Merger Corporation will conduct their investigations and deal with the information so obtained in accordance with and subject to the Confidentiality Agreement dated February 2, 1994 between FMI and Progress Rail Services Corporation.

   12.8  Survey and Inspection of Property.

   Until the Closing or, if earlier, termination of this Agreement:

   (a) FPC's and Merger Corporation's agents, employees and independent contractors shall have the right and privilege after notice to, and coordination with, FMI management to enter upon the FMI Owned Real Property prior to the Closing Date to inspect such real property and to conduct soil borings and other geological, engineering, percolation, hydrologic, feasibility, or landscaping tests or studies, all at FPC's and Merger Corporation's sole cost and expense (the "Internal Environmental Audit"); and

   (b) FPC and Merger Corporation may, at FPC's and Merger Corporation's sole cost and expense, retain an environmental engineering consultant to perform an environmental audit (the "External Environment Audit") of the businesses conducted by FMI. FMI shall provide full access to all of its facilities, including the FMI Owned Real Property, and shall provide its reasonable cooperation in connection with the performance of any such Environmental Audit.

   12.9 Supplemental Disclosure. Between the date of this Agreement and the Closing, (a) each Stockholder hereby severally covenants that he or she will promptly advise FPC or Merger Corporation in writing of any fact which, if existing or known by such Stockholder at the date of this Agreement, would have been required to be set forth in or disclosed pursuant to Article 8 of this Agreement and will supplement promptly or amend the Exhibits to Article 8 with respect to any matter hereafter arising or discovered which, if existing or known by such Stockholder at the date of this Agreement, would have been required to be set forth or listed in any such Exhibit and (b) FMI hereby covenants that it will promptly advise FPC or Merger Corporation in writing of any fact which, if existing or known by it at the date of this Agreement, would have been required to be set forth in or disclosed pursuant to this Agreement and will supplement promptly or amend the Exhibits hereto with respect to any matter hereafter arising or discovered by FMI or by any of the Stockholders which, if existing or known by it at the date of this Agreement, would have been required to be set forth or listed in any such Exhibit, including any default by FMI or any other party under any FMI Contract; provided, however, that in either case and for the purpose of the rights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by FPC or Merger Corporation or after such disclosure to FPC in writing FPC elects to close anyway; and, in either such event, such disclosure shall be considered to amend the Exhibits hereto.

   12.10 Additional Reports. From the date of this Agreement through the Closing Date, FMI will deliver to FPC or Merger Corporation, promptly after they become available, true and correct copies of all internal management and control reports (including aging of accounts receivables, listings of accounts payable, and inventory control reports) and financial statements related to FMI. Each such report shall be in accordance with the books and records of FMI, and, in the case of financial statements, shall present fairly the financial condition of FMI as of the dates indicated and the results of operations for the periods then ended, and be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (with any interim financial statements being subject to normal year end adjustments and lacking certain footnotes and other presentation items), and shall reflect adequate reserves for all known liabilities and reasonably anticipated losses.

   12.11 Capital Expenditures. From the date of this Agreement through the Closing Date, FMI shall cause its management to discuss with FPC or Merger Corporation any capital expenditure in excess of $25,000 proposed to be made prior to making and prior to entering into any contract or commitment for such capital expenditure, other than emergency capital expenditures. No capital expenditure in excess of $25,000 (other than emergency capital expenditures for repairs and maintenance of the assets and properties of FMI) shall be made by FMI prior to the Closing Date without the prior consent of FPC or Merger Corporation, which consent shall not be unreasonably withheld or delayed. FMI will promptly notify FPC or Merger Corporation of the nature and extent of emergency capital expenditures made by FMI without the prior written consent of FPC or Merger Corporation.

   12.12 Employment of O. Elwyn Seay. Simultaneously at the Closing, O. Elwyn Seay shall execute an Employment Agreement with FMI, substantially in the form attached hereto as Exhibit 12.12 and shall confirm in writing that any previous employment agreements or understandings with FMI are terminated and of no further force and effect.

   12.13 Satisfaction of Conditions. From the date of this Agreement through the Closing Date, FMI and the Stockholders collectively shall use reasonable efforts to cause to be satisfied all conditions to the obligation of FPC and Merger Corporation to consummate the transactions contemplated hereby, and FPC and Merger Corporation shall use reasonable efforts to cause to be satisfied all conditions to the obligation of FMI and the Stockholders to consummate the transactions contemplated hereby.


                                ARTICLE 13
                  CONDITIONS PRECEDENT TO THE OBLIGATIONS
                       OF FPC AND MERGER CORPORATION

   The obligations of FPC and Merger Corporation under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (the fulfillment of any of which may be waived in writing by FPC and Merger Corporation):

   13.1 Accuracy of Representations and Warranties. The representations and warranties and statements of the Stockholders and FMI contained in this Agreement, all exhibits hereto and any documents delivered in connection herewith shall not only have been true and complete as of the date of this Agreement and when made but shall also be true and complete as though again made on the Closing Date, except to the extent that (i) they are incorrect as of the Closing Date by reason of events occurring after the date of this Agreement in compliance with the terms hereof or (ii) such inaccuracies do not in the aggregate have a material adverse effect on the business and assets of FMI and the Stockholders have, on or prior to the Closing, agreed in writing to the aggregate dollar amount of such effect.

   13.2 Compliance. The Stockholders and FMI shall have performed and complied with all agreements, covenants and conditions required by this Agreement and all exhibits hereto to be performed and complied with by them at or prior to the Closing.

   13.3 Certified Articles and Bylaws. FPC and Merger Corporation shall have received a copy of FMI's Articles of Incorporation, certified by the Secretary of State of the State of Texas dated within 30 days prior to the Closing Date and an officer's certificate of FMI certifying the Articles of Incorporation and the Bylaws of FMI as of the Closing Date.

   13.4  Good Standing Certificates.   FPC and Merger Corporation shall have
received a certificate executed by the Secretary of State of the State of Texas dated within 30 days prior to the Closing Date certifying that FMI is a corporation in good standing under the laws of such state and shall have received a certificate from the secretary of state of each other state where FMI is qualified to do business dated within 30 days prior to the Closing Date certifying that FMI is a corporation in good standing under the laws of such state.

   13.5 No Litigation, Etc. There shall not be any action, litigation, proceeding, investigation, regulation, or legislation pending or threatened which seeks to enjoin, restrain, prohibit or invalidate the consummation of the transactions contemplated hereby, or to obtain damages from any party in connection with such transactions or in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of a portion of the assets or properties of FMI which, in the reasonable judgment of FPC and Merger Corporation, would be reasonably likely to involve material expense to FMI or lapse of time that would be materially adverse to the interests of FMI or otherwise make it inadvisable for FPC and Merger Corporation to consummate the transactions contemplated by this Agreement.

   13.6 Operation in the Ordinary Course. FMI shall have operated the businesses of FMI in the ordinary course (except as otherwise permitted by this Agreement or as agreed to by FPC or Merger Corporation as evidenced by FPC's or Merger Corporation's written consent).

   13.7 Consents and Waivers. FMI shall have obtained in writing the consents, approvals, and authorizations referred to in Section 9.30 of this Agreement. Further, FPC and Merger Corporation shall have received a true and correct copy of each consent and waiver otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

All required authorizations, orders, or approvals of any governmental commission, board, or other regulatory body shall have been obtained, and FPC and Merger Corporation shall be reasonably satisfied with the terms, conditions, and restrictions of and obligations under each such consent, waiver, authorization, order, or approval.

   13.8 HSR. All applicable waiting periods under the HSR Act shall have expired or been terminated.

   13.9 Certificates. FMI and the Stockholders shall have delivered to FPC and Merger Corporation the certificates attached hereto as Exhibit 13.9.

   13.10 [Reserved]

   13.11 Incumbency. FPC and Merger Corporation shall have received a certificate of incumbency of FMI executed by the President and Secretary of FMI listing the officers of FMI authorized to execute this Agreement, certifying as to the authority of each such officer to execute all appropriate agreements, documents, and instruments on behalf of FMI in connection with the consummation of the transactions contemplated herein.

   13.12 Certified Resolutions. FPC and Merger Corporation shall have received a certificate of the Secretary of FMI containing a true and correct copy of the resolutions duly adopted by the board of directors of FMI and the Stockholders approving and authorizing this Agreement and the transactions contemplated hereby. The Secretary of FMI shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

   13.13 Accuracy of Documents. Examination by FPC and Merger Corporation shall not have disclosed any material inaccuracy in the representations and warranties of FMI and the Stockholders set forth in this Agreement or in the Exhibits attached hereto or in any of the documents and instruments delivered to FPC or Merger Corporation pursuant hereto.

   13.14 Stockholders Certificate Regarding Information for Registration Statement. Each of the Non-Electing Out Stockholders shall have provided to FPC a certificate confirming all material statements with respect to such Stockholder provided to FPC, which are of a nature required to be made in the registration statement and prospectus in accordance with the Securities Act and the rules and regulations of the Commission thereunder, and confirming that, as to the information included in the registration statement with respect to such Stockholder and the FPC Common Stock owned or to be owned by such Stockholder, there is no untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein with respect to same or necessary to make the statements therein with respect to same not misleading.

   13.15 Conversion of Preferred Stock. FMI shall have provided to FPC and Merger Corporation evidence reasonably satisfactory to FPC and Merger Corporation that all of the FMI Preferred Stock has been converted into FMI Common Stock and as a result, the aggregate number of shares of FMI
Common Stock immediately before the Closing shall be 10,000 shares.

   13.16 Opinion of FMI and the Stockholders' Counsel. FPC and Merger Corporation shall have received the written opinion of Youngblood & Owens, LC, counsel for FMI and the Stockholders, dated as of the Closing Date, in form, scope, and substance as set forth on Exhibit 13.16.

   13.17 Environmental Contingencies. The Internal Environmental Audit, the External Environmental Audit and any other environmental audits or investigations conducted as described in Section 12.8 shall not have disclosed any presence of any unacceptable hazardous or toxic substances, underground petroleum deposits, storage tanks or other condition or situation which in the reasonable discretion of FPC and Merger Corporation will or may involve exp ense to FMI or any successor in estimated remedial costs (including fees and expenses of counsel, engineers and other consultants) that would be materially adverse to the interests of FPC and Merger Corporation or will or may expose FPC or Merger Corporation to an unacceptable amount of liability, clean-up work, litigation, claims, fines or penalties.

   13.18 Employment of O. Elwyn Seay. Simultaneously at the Closing, O. Elwyn Seay shall have executed an Employment Agreement with FMI, substantially in the form attached hereto as Exhibit 12.12, and shall have confirmed in writing that any previous employment agreements or understandings with FMI are terminated and of no further force and effect.

   13.19 Investigation of Certain Matters. FPC and Merger Corporation and their counsel and accountants shall have made, after the date of this Agreement, any additional verifying investigations, including but not limited to structural and site investigations, environmental audits, physical inventory, inventory of work-in-process and raw material valuation, review of financial statements and underlying working papers and such other investigations as may confirm the value of the FMI Common Stock, the FMI Preferred Stock and the assets and the businesses of FMI and the extent of the liabilities affecting the value of FMI's businesses or its future prospects; and, such verifying investigations shall not have disclosed any significant differences from the anticipated conditions or assumptions on which FPC and Merger Corporation has based its decision to enter into this Agreement, including but not limited to those arising from a reduction in or absence of any anticipated assets or an increase in actual or contingent liabilities.

   13.20 Opinions, Reports, Etc. All opinions, reports, appraisals and studies concerning FMI received by FPC and Merger Corporation shall have been reasonably satisfactory to FPC and Merger Corporation.

   13.21 Dissenters' Rights. None of the Stockholders shall have taken any action or steps to be entitled pursuant to the provisions of the Texas BCA to exercise dissenters' rights or otherwise make a written demand for payment of the fair value of their shares.

   13.22 Independent Accountant's Opinion. FPC and Merger Corporation shall have received a written opinion from their independent public accountant stating that the Merger may be accounted for, in accordance with generally accepted accounting principles, as a "pooling of interests" for accounting purposes.

   13.23 Material Adverse Change. There shall not have occurred any material adverse change in the businesses or assets of FMI including without limitation any damage to or destruction or loss of any material assets or contracts of FMI (regardless of whether insured).

   13.24 Resignations of Directors. FPC, Merger Corporation and FMI shall have received resignations from each director of FMI dated as of the Closing Date in form and substance satisfactory to FPC and Merger Corporation.

   13.25 Termination of Right of First Refusal Agreement and Subscription Agreement and Investment Letter. Each of the Stockholders shall have executed an agreement terminating and waiving all rights under (a) that certain Right of First Refusal Agreement among themselves and FMI, and (b) Sections 5 and 6 of that certain Subscription Agreement and Investment Letter dated March 30, 1989, and granting a mutual release with respect to the rights and obligations thereunder, all satisfactory in form and substance to FPC and Merger Corporation.

   13.26 Termination of Corporate Acquisitions Agreements. FMI and Corporate Acquisitions, Inc. shall have entered into an agreement terminating as of the Closing Date the consulting agreement and any other agreements between Corporate Acquisitions, Inc. and FMI and such termination agreement shall waive all past and future obligations thereunder.

   13.27 Supplemental Disclosures on Exhibit 16.3. FMI and the Stockholders shall have agreed in writing to any update of Exhibit 16.3 reasonably desired by FPC after the date of this Agreement and on or prior to the Closing Date.


                                ARTICLE 14
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FMI
                           AND THE STOCKHOLDERS

   The obligations of FMI and the Stockholders under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (the fulfillment of any one of which may be waived in writing by such parties):

   14.1 Accuracy of Representations and Warranties. The representations and warranties and statements of FPC and Merger Corporation contained in this Agreement shall not only have been true and complete on the date of this Agreement and when made but shall also be true and complete as though again made on the Closing Date, except to the extent that they are incorrect as of the Closing Date by reason of events occurring after the date of this Agreement in compliance with the terms hereof.

   14.2 Compliance. FPC and Merger Corporation shall each have performed and complied with all agreements, covenants and conditions required by this Agreement and all exhibits hereto to be performed and complied with by each of them at or prior to the Closing.

   14.3 Active Status and Good Standing. The Stockholders shall have received a certificate executed by the Secretary of State of the State of Florida dated within 30 days prior to the Closing Date certifying that FPC is a corporation in active status under the laws of such state and shall have received a certificate executed by the Secretary of State of the State of Texas dated within 30 days prior to the Closing Date certifying that the Merger Corporation is a corporation in good standing under the laws of such state.

   14.4 No Litigation, Etc. There shall not be any action, litigation, proceeding, investigation, regulation, or legislation pending or threatened which seeks to enjoin, restrain, prohibit or invalidate the consummation of the transactions contemplated hereby, or to obtain damages from any party in connection with such transactions or in respect of the consummation of the transactions contemplated hereby.

   14.5 Consents and Waivers. FPC and Merger Corporation shall have obtained in writing the consents, approvals, and authorizations referred to in Section
10.7 and 11.3 of this Agreement. Further, FMI shall have received a true and correct copy of each consent and waiver otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby. All required authorizations, orders, or approvals of any governmental commission, board, or other regulatory body shall have been obtained, and FMI and the Stockholders shall be reasonably satisfied with the terms, conditions, and restrictions of and obligations under each such consent, waiver, authorization, order, or approval.

   14.6 HSR. All applicable waiting periods under the HSR Act shall have expired or been terminated.

   14.7 Certificates. FPC and Merger Corporation shall have delivered to FMI and the Stockholders all such certificates, dated as of the Closing Date, as FMI and the Stockholders shall reasonably request to evidence the fulfillment by FPC and Merger Corporation, as of the Closing Date, of the terms and conditions of this Agreement, including but not limited to certificates with respect to the matters set forth in Sections 14.1, 14.2., 14.4, and 14.5.

   14.8 Incumbency. FMI and the Stockholders shall have received (i) a certificate of incumbency of FPC executed by the authorized officers of FPC listing the officers of FPC authorized to execute this Agreement, certifying as to the authority of each such officer to execute all appropriate agreements, documents, and instruments on behalf of FPC in connection with the consummation of the transactions contemplated herein and (ii) a certificate of incumbency of Merger Corporation executed by the authorized officers of Merger Corporation listing the officers of Merger Corporation authorized to execute this Agreement, certifying as to the authority of each such officer to execute all appropriate agreements, documents, and instruments on behalf of Merger Corporation in connection with the consummation of the transactions contemplated herein.

   14.9  Certified Resolutions.  FMI and the Stockholders shall have received
(i) a certificate of the Secretary, Assistant Secretary or other authorized officer of FPC containing a true and correct copy of the resolutions duly adopted by the board of directors of FPC approving and authorizing this Agreement and the transactions contemplated hereby and (i) a certificate of the Secretary, Assistant Secretary or other authorized officer of Merger Corporation containing a true and correct copy of the resolutions duly adopted by the board of directors of Merger Corporation and of the sole stockholder of Merger Corporation approving and authorizing this Agreement and the transactions contemplated hereby. In each case, the Secretary, assistant secretary or other authorized officer so executing the certificate shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

   14.10 Material Adverse Change. There shall not have occurred any material adverse change in the businesses or assets of FPC including without limitation any damage to or destruction or loss of any material assets or contracts of FPC and its subsidiaries, taken as a whole (regardless of whether insured).

   14.11 Opinion of FPC's General Counsel. FMI and the Stockholders shall have received the written opinion of FPC's General Counsel, dated as of the Closing Date, in form, scope, and substance as set forth on Exhibit 14.11.

   14.12 Supplemental Disclosures on Exhibit 16.3. FMI and the Stockholders shall have agreed in writing to any update of Exhibit 16.3 reasonably desired by FPC after the date of this Agreement and on or prior to the Closing Date, such agreement not to be unreasonably withheld.


                                ARTICLE 15
                           RESTRICTIVE COVENANTS

   15.1  Noncompetition.

   (a)In addition to any other noncompetition obligation to which O. Elwyn Seay ("Seay") will be subject pursuant to the terms of the employment agreement he will enter into with FMI at the Closing, Seay agrees that, for a period of five years from and after the Closing Date, Seay shall not, directly or indirectly, within the United States, enter into, engage in, be employed by, consult with, conduct or have any ownership interest in any business in competition with any of the businesses conducted by FMI, Progress Rail Services Corporation ("PRSC") or with any of the successors to either of them on or prior to the Closing Date, or solicit, sell or service any of the customers of any of the businesses conducted by FMI, PRSC or any of the successors to either of them, on or prior to the Closing Date, with products and/or services similar to the products or services offered by FMI, PRSC or any of their respective successors thereto, as of or prior to the Closing Date.

   (b)Each Stockholder (with the exception of Seay, who shall instead be subject to the provisions of Section 15.1(a)) agrees that, for a period of five years from and after the Closing Date, such Stockholder shall not, directly or indirectly, within the United States, enter into, engage in, be employed by, consult with, conduct or have any ownership interest in any business in competition with any businesses in which FMI is or was engaged on or prior to the Closing Date, or solicit, sell or service any person who was a customer of FMI as of or prior to the Closing Date, with products and/or services similar to the products or services offered by FMI as of or prior to the Closing Date.

   (c)Conduct shall be prohibited by this Section 15.1 regardless of how it is carried out, whether as an independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity. The foregoing restrictions shall not apply to the ownership by Seay or any other Stockholder of no more than one percent of the then outstanding securities of any company whose stock is traded on a national securities exchange or is quoted on NASDAQ.

   15.2  Nonsolicitation.

   (a)Each Stockholder agrees that, for a period of five years from and after the Closing Date, the Stockholder will refrain from soliciting and will not, either directly or indirectly, as independent contractor, employee, consultant, agent, partner or joint venturer, or as an officer, director, stockholder, agent or employee of any firm, person, partnership or corporation, or otherwise, solicit the employees of FMI (as long as they are employed by FMI), PRSC or any of the successors to either of them, to leave the service of their employer.

   (b)Conduct shall be prohibited by this Section 15.2 regardless of how it is carried out, whether as an independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity. The foregoing restrictions shall not be deemed to be violated if the solicitation is made by a company in which the Stockholder owns no more than one percent of the then outstanding securities where such stock is traded on a national securities exchange or is quoted on NASDAQ.

   15.3 Non-Disclosure. Each Stockholder acknowledges that during the course of such Stockholder's relationship with FMI and through the Closing Date such Stockholder may have received or obtained or may receive or obtain proprietary and confidential technical and business information with respect to the business operations of FMI, including, by way of illustration and not limitation, technical know-how, tooling techniques, customer lists, research data, business and financial methods and practices, business plans, and marketing, pricing and selling techniques (collectively, the "Confidential Information"); provided however that the term Confidential Information shall not include that portion of such information, if any, which (i) is publicly available and has not become such by action of any Stockholder, (ii) is disclosed to the Stockholder by a third party who is not in breach of an obligation of confidentiality or (iii) becomes publicly available after the date of this Agreement through no act of any Stockholder. Each Stockholder further acknowledges that FMI would be substantially damaged by any association of such Stockholder with a competitive business enterprise in which such Stockholder used the Confidential Information gained during such Stockholder's association with FMI to compete directly with FMI. In view of the foregoing, each Stockholder agrees that such Stockholder will not, at any time after the Closing, without FPC's prior written approval, print, publish, divulge or communicate in any manner to any person, firm, corporation or other entity, except as required by law, or use, directly or indirectly, any Confidential Information. Such Stockholder further agrees that such Stockholder will keep confidential all records, papers and computer data and any copies thereof relating to the Confidential Information.

   15.4  Enforcement.

   (a)It is agreed and understood by and among the parties to this Agreement that the restrictive covenants set forth in Sections 15.1, 15.2 and 15.3 of this Agreement are each individually essential elements of this Agreement and that, but for the Agreement of each Stockholder to comply with such covenants, FPC and Merger Corporation would not have agreed to enter into this Agreement. Such covenants of each Stockholder shall be construed as agreements independent of any other provision of this Agreement and independent of each other. The existence of any claim or cause of action of any of the Stockholders against FPC, Merger Corporation or any Affiliate thereof, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by FPC of such restrictive covenants.

   (b)It is agreed by the parties to this Agreement that if any portion of the restrictive covenants set forth in Sections 15.1 or 15.2 of this Agreement is held to be unreasonable, arbitrary or against public policy, then each such covenant shall be considered divisible both as to time and geographical area, with each month of a specified period being deemed a separate period of time and each state being deemed a separate geographical area, it being the intention of the parties that a lesser period of time or geographical area shall be enforced so long as the same is not unreasonable, arbitrary or against public policy. The parties to this Agreement agree that, in the event any court of competent jurisdiction determines that a specified time period or a specified geographical area is unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against the Stockholders.

   (c)The parties hereto agree that damages at law will be an insufficient remedy to FPC and Merger Corporation in the event that the restrictive covenants of this Article 15 of this Agreement are violated and that, in addition to any remedies or rights that may be available to FPC or Merger Corporation, FPC and Merger Corporation shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Article 15.


                                ARTICLE 16
                              INDEMNIFICATION

   16.1 Losses. For the purposes of this Article 16, "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses (including without limitation, interest, penalties, and reasonable attorneys' and other professional fees and expenses and other costs and expenses incident to any suit, action, investigation or other proceeding, whether before or at trial or upon appeal).

   16.2 Indemnification by the Stockholders - Individual Representations, Warranties and Covenants.

   (a)Indemnification. Each of the Stockholders covenants and agrees that, notwithstanding the delivery of any instruments of conveyance, and any transfer of the FMI Common Stock or any liquidation or dissolution of FMI, such Stockholder (subject to the limitation of liability provided for in Section 16.2(b) below) will indemnify and hold harmless FPC from, for and against any Losses arising in connection with or from:

   (i)any inaccuracy, untruth or incompleteness in, or breach of, any representation or warranty made by such Stockholder in Article 8 of this Agreement, the exhibits associated therewith or any closing document associated therewith delivered to FPC by such Stockholder in connection with the consummation of the Merger (to the extent the document so delivered addresses or involves matters specifically concerning such Stockholder and/or the stock in FMI owned by such Stockholder); and

   (ii) any failure of such Stockholder, whether prior to, at or after the Closing, duly to perform or observe any covenant or agreement on the part of such Stockholder to be performed or observed which is contained in any of
Section 2.2, Section 2.3, Section 3.3, Section 3.4, Section 4.1, Section 4.2,
Section 4.3, Section 4.4, Section 4.5, Section 6.1, Section 6.2, Section 12.1,
Section 12.2, Section 12.4, Section 12.5, Section 12.6, Section 12.9, Section 12.13, Section 15.1, Section 15.2, Section 15.3, Section 16.2, Section 16.8,
Section 16.9, Section 16.10, Section 16.11, Section 17.2, Section 17.3,
Section 20.1, Section 20.5, Section 20.6, Section 20.7, Section 20.8, Section
20.10 or Section 20.12 of this Agreement.

   (b)Separate Matter Limitation. In no event shall any Stockholder's liability under this Section 16.2, when added to such Stockholder's liability under Section 16.3, exceed such Stockholder's Separate Matters Limit. For these purposes, the "Separate Matters Limit" for a Stockholder shall be equal to the dollar value of the shares of FPC Common Stock received by such Stockholder pursuant to the consummation of the Merger, valued at the FPC Closing Date Closing Price, including shares delivered, with respect to such Stockholder, into the escrow established pursuant to Article 4. For example, if a particular Stockholder had received 35,000 shares of FPC Common Stock pursuant to the consummation of the Merger (which included 3,500 shares in the escrow) and the applicable closing price of FPC Common Stock was $28.00, the Separate Matters Limit for such Stockholder would be $980,000 (35,000 X $28.00). By way of further example, if such Stockholder were to satisfy $300,000 of an indemnification claim made under Section 16.3 and a separate indemnifiable claim were then to be made against such Stockholder under Section
16.2 in the amount of $800,000, such Stockholder would be responsible as to such claim for an amount equal to $680,000 ($980,000 - $300,000).

   16.3 Indemnification by the Stockholders - Collective Representations, Warranties and Covenants.

   (a)Indemnification. The Stockholders covenant and agree that, notwithstanding the delivery of any instruments of conveyance, any transfer of the FMI Common Stock or any liquidation or dissolution of FMI, the Stockholders (jointly and severally but subject to the limitations of liability provided for in Section 16.3(b) below) will indemnify and hold harmless FPC from, for and against any Losses arising in connection with or from:

   (i)any inaccuracy, untruth or incompleteness in, or breach of, any representation or warranty made by FMI and/or the Stockholders in Article 9 of this Agreement, the exhibits associated therewith or any closing document associated therewith delivered to FPC by FMI or by any of the Stockholders in connection with the consummation of the Merger (to the extent the document so delivered addresses or involves matters concerning FMI);

   (ii) any failure of FMI, whether prior to or at the Closing, duly to perform or observe any covenant or agreement hereunder on the part of FMI to be performed or observed; and

   (iii) any of the contingencies specifically identified on Exhibit 16.3, as such Exhibit may be updated and agreed to at the Closing; but, as to any environmental contingencies appearing thereon, only for the portion of the aggregate Losses relating to such environmental contingencies that exceeds the $25,000 accrual referenced on Exhibit 9.9. As to each such contingency,
Exhibit 16.3 sets forth (A) the number of shares associated with the specific contingency which represent a maximum reasonably anticipated liability with respect to the specific contingency, and (B) a date by which the parties reasonably expect the specific contingency to be resolved.

   (b)Limitations.

   (i)Ownership Percentage Limitation. As to each Indemnification Claim (as defined below), in no event shall a Stockholder's liability under this Section
16.3 exceed the product of (x) such Stockholder's Ownership Percentage multiplied by (y) the lesser of (1) the amount of the Indemnification
Claim or (2) such Stockholder's Allocated Dollar Limit. For example, if a particular Stockholder had an Ownership Percentage of 5% and if there were to arise an indemnifiable claim of $2,000,000 under Section 16.3, such Stockholder's liability for such claim would be limited to $100,000 (.05 X $2,000,000).

   (ii) Allocated Dollar Limit. In no event shall any Stockholder's liability under this Section 16.3 exceed such Stockholder's Allocated Dollar Limit; and in no event shall the total of such Stockholder's liability under this Section
16.3 and such Stockholder's liability under Section 16.2 exceed such Stockholder's Separate Matters Limit. For these purposes, the "Allocated Dollar Limit" for a Stockholder shall be equal to (x) such Stockholder's Ownership Percentage multiplied by (y) the product of (1) 350,000 and (2) the FPC Closing Date Closing Price. For example, if a particular Stockholder had an Ownership Percentage of 5% and the closing price of the FPC Common Stock was $28.57, such Stockholder's Allocated Dollar Limit would be $500,000 (.05 X 350,000 X $28.57). By way of further example, if a Stockholder's Separate Matters Limit was $980,000 and if an indemnifiable claim of $600,000 made under
Section 16.2 were to have been satisfied by such Stockholder and thereafter an indemnifiable claim of $12,000,000 were to be made under this Section 16.3, such Stockholder would not be responsible for $500,000 of such claim (.05 X 350,000 X $28.57) but instead would be responsible for only $380,000 of such claim ($980,000 - $600,000).

   (iii) Basket Limit. FPC's right to indemnification against any Losses which it or any of its Affiliates may suffer, incur or sustain arising out of or attributable to the matters described in this Section 16.3 is also subject to the limitation that FPC shall not be indemnified unless the aggregate amount of Losses incurred, sustained or suffered by FPC and/or FPC's Affiliates with respect to such matters described in this Section 16.3 exceeds $100,000 (the "Basket"), in which case only the amount of Losses in excess of the Basket shall be indemnifiable. This Basket limitation applies only to indemnification under this Section 16.3 and shall not operate to require any minimum amount of Losses before indemnification under Section 16.2 may be sought.

   (c)Certain Indemnification Claims Pursuant to Section 16.3(a)(iii). As to any environmental contingencies listed on Exhibit 16.3 which involve environmental conditions in existence on April 1, 1989, FPC shall not be entitled to require payment of the indemnification claim by the Stockholders until FPC has caused FMI to have used reasonable good faith efforts to seek indemnification from Halliburton Company for losses associated with such environmental contingencies, based on FMI's rights to indemnification from Halliburton Company under that certain Asset Purchase Agreement dated March 22, 1989. For purposes of any such contingency which is in the nature of an environmental contingency, (i) such contingency shall be considered resolved for all purposes of this Agreement, including specifically Section 16.9(a), if and when FPC (or any subsidiary thereof) receives written confirmation from each of the federal, state and local governmental agencies which FPC reasonably believes has jurisdiction over such environmental matter to the effect that the closure plan for such environmental matter has been satisfactorily completed or (ii) if such governmental agency(ies) does(do) not issue such written confirmation for that type of environmental matter, such contingency shall be considered resolved for all purposes of this Agreement, including specifically Section 16.9(a), if and when the independent reputable environmental consulting firm which was responsible for the clean up and remediation issues a written certification or report that the action taken for the environmental clean up and remediation has been satisfactorily completed.

   16.4 Indemnification by FPC. FPC covenants and agrees that, notwithstanding the delivery of any instruments of conveyance, and any liquidation or dissolution of FPC, FPC will indemnify and hold harmless FMI and the Stockholders from, for and against any Losses arising out of or resulting from:

   (i)any inaccuracy, untruth or incompleteness in, or breach of, any representation or warranty made by FPC and/or the Merger Corporation, the exhibits associated therewith or any closing document associated therewith delivered to FMI and/or the Stockholders by FPC or Merger Corporation in connection with the consummation of the Merger (to the extent such document addresses matters concerning FPC or Merger Corporation); and

   (ii) any failure of FPC or Merger Corporation, whether prior to, at or after the Closing, duly to perform or observe any covenant or agreement hereunder on the part of FPC or Merger Corporation to be performed or observed.

   16.5 Procedures for Indemnification. As used herein, the term "Indemnitor" means the party against whom indemnification hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

   (a)A claim for indemnification hereunder ("Indemnification Claim") shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third
Party Claim (as defined in Section 16.6 hereof), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim. If the Indemnitor is a Stockholder and the indemnification arises under Section 16.2, the Indemnitee shall also deliver a copy of the written declaration concerning the Indemnification Claim to each of the Stockholders' Representatives; provided however that failure to provide the Stockholders' Representatives with a copy of such written declaration shall not in any way cause the claim for indemnification against the Stockholder to be defective. If the Indemnitor is a Stockholder and the indemnification arises under Section 16.3, the Indemnitee must notify the Stockholder by notifying the Stockholders' Representatives and the Stockholder; provided however that failure to provide any particular Stockholder with a copy of such written declaration shall not in any way cause the claim for indemnification against any of the other Stockholders to be defective.

   (b)If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 16.6 hereof shall be observed by Indemnitee and Indemnitor.

   (c)If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have 15 business days from the receipt of written declaration of such claim to object to such Indemnification Claim (except that as to a contingency set forth on Exhibit 16.3, no Indemnitor may object thereto based on the underlying basis of such Indemnification Claim if it is confirmed in writing by an independent reputable environmental consulting firm that remediation of the environmental contingency is required by any federal, state or local law, rule or regulation) by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection; provided that as to an Indemnification Claim based on Section 16.3, a written notice of such objection by one or both of the Stockholders' Representatives within such time period shall constitute objections by each of the Stockholders. Failure of the Indemnitor to timely so object to an Indemnification Claim based on Section 16.2 shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. As to an Indemnification Claim based on Section 16.3, unless an Indemnitor or the Stockholders' Representatives timely so objects, there shall be deemed to be a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. Furthermore, as to an Indemnification Claim based on
Section 16.3, even if the Stockholders' Representatives have properly objected to the Indemnification Claim, any Stockholder may accept or settle the Indemnification Claim (as to such Stockholder's proportionate share (based on his or her Ownership Interest) of such claim), in which event, such Stockholder's proportionate share (based on his or her Ownership Interest) of the Indemnification Claim (or the agreed settlement thereof) shall be paid by such Stockholder in accordance with subsection (d) hereof. If an objection is timely interposed by the Indemnitor (or as to an Indemnification Claim based on Section 16.3, by either the Indemnitor or the Stockholders' Representatives) and the dispute is not resolved by the Indemnitor (or as to an Indemnification Claim based on Section 16.3, by either the Indemnitor or the Stockholders' Representatives on behalf of the Indemnitor) and the Indemnitee on or before the date which is 45 days from the date the Indemnitee receives such objection (such period is hereinafter the "Negotiation Period"), such dispute, at the request of either the Indemnitor or the Indemnitee, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, as more particularly provided for in Section 16.11. Notwithstanding the above sentence to the contrary, to the extent such Indemnification Claim exceeds $500,000, or to the extent such Indemnification Claim plus all previous Indemnification Claims which were allowed by, or are currently being decided by, arbitration pursuant to Section 16.11 exceeds $1,000,000, then such dispute does not have to be resolved by arbitration in accordance with Section 16.11 but may be resolved in any manner, including by court proceedings, or if the parties agree, by arbitration (but not necessarily in accordance with Section 16.11); provided however that if the Indemnification Claims are being asserted by one or more Stockholders against FPC, then such Stockholders may elect to resolve the dispute by arbitration in accordance with
Section 16.11 and, upon such election, FPC shall be bound to resolve such dispute by arbitration in accordance with Section 16.11.

   (d)Upon determination of the amount of an Indemnification Claim, whether by agreement between Indemnitor (or as to an Indemnification Claim based on Section 16.3, by either the Indemnitor or the Stockholders' Representatives on behalf of the Indemnitor) and Indemnitee or by a binding arbitration decision or by a nonappealable decision of a court of competent jurisdiction, Indemnitor shall pay the amount of such Indemnification Claim (i) if the Indemnitor is FPC, with FPC Common Stock (valued on the basis of the FPC Closing Date Closing Price), together with the associated cash dividends on such shares from the date of Closing, within 10 days of the date such amount is determined or (ii) if the Indemnitor is a Stockholder, in the manner set forth in Section 16.10, within 10 days of the date such amount is determined.

   (e)For any Indemnification Claim based on Section 16.3 as to which the Stockholders' Representatives have properly objected (whether or not a Stockholder has also objected), the Stockholders' Representatives are hereby authorized by each Stockholder (until FPC receives in writing a notice from such Stockholder to the effect that such authorization has been revoked) to reach agreement with FPC, as the Indemnitee, on behalf of each Stockholder (including any Stockholder who has submitted a separate objection), with respect to determining the amount of such Indemnification Claim; and any such agreement by the Stockholders' Representatives shall be binding on the Stockholders.

   16.6 Defense of Third Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the terms and conditions set forth in this Section 16.6. The Indemnitee shall give the Indemnitor (or as to an Indemnification Claim based on Section 16.3, to the Indemnitor and the Stockholders' Representatives) written notice of any such claim after receipt by the Indemnitee of notice thereof, and the Indemnitor (or as to an Indemnification Claim based on Section 16.3, the Indemnitor or the Stockholders' Representatives on behalf of the Indemnitor) will undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The assumption of the defense of any such claim by the Indemnitor (or as to an Indemnification Claim based on Section 16.3, the Indemnitor or the Stockholders' Representatives on behalf of the Indemnitor) shall be an acknowledgement by the Indemnitor of its obligation to indemnify the Indemnitee with respect to such claim hereunder. If, however, the Indemnitor (or as to an Indemnification Claim based on Section 16.3, the Indemnitor and also the Stockholders' Representatives on behalf of the Indemnitor) fails or refuses to undertake the defense of such claim within 10 days after written notice of such claim has been given to the Indemnitor (or as to an Indemnification Claim based on Section 16.3, the Indemnitor and the Stockholders' Representatives) by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 16.7, settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 16.5(a) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Notwithstanding any decision by the Indemnitor (or as to an Indemnification Claim based on Section 16.3, the Indemnitor or the Stockholders' Representatives on behalf of the Indemnitor) to undertake the defense of the claim, the Indemnitee shall be entitled at its own expense and through counsel of its own choosing to participate in the defense of such claim and the settlement negotiations relating thereto. Such participation shall not relieve any Indemnitor of its obligation to indemnify the Indemnitee under this Article 16.

   16.7 Settlement of Third Party Claims. No settlement of a Third Party Claim involving the asserted liability of Indemnitor under this Article 16 shall be made without the prior written consent by or on behalf of Indemnitor (or as to an Indemnification Claim based on Section 16.3, either the Indemnitor or the Stockholders' Representatives on behalf of the Indemnitor), which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitor (or as to an Indemnification Claim based on Section 16.3, the Indemnitor and also the Stockholders' Representatives on behalf of the Indemnitor) has not responded within 7 business days of notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement as between the Indemnitor and the Indemnitee shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

   16.8  Cooperation.  For purposes of this Article 16 and where referenced in
Article 4, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access, to the extent reasonably necessary under the circumstances, to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

   16.9 Limitations on Indemnification Obligations; Dealing with Unresolved Claims at Deadline Date.

   (a)The indemnification obligations hereunder for any of the contingencies involving claims or losses which were known as of the Closing Date and are specifically identified on Exhibit 16.3 (as such Exhibit may be updated and agreed to at the Closing) shall continue until such specifically identified contingencies are resolved or settled. Subject to the provisions of Section 16.9(b), indemnification obligations hereunder relating to misrepresentations concerning those items expected to be identified in the process of auditing the balance sheets must be settled on or before the date of completion of the first audit of the combined or consolidated enterprises' financial statements. For these purposes, the combined enterprises' financial statements shall mean the combined financial statements of Progress Capital Holdings, Inc., its subsidiaries and FMI. Subject to the provisions of Section 16.9(b), all other indemnification obligations hereunder (other than the indemnification obligations described in the first two sentences of this Section 16.9(a)) must be resolved and settled within one year from the Closing Date. The respective dates for resolution and settlement of claims (other than an Indemnification Claim made pursuant to Section 16.3(a)(iii)) set forth in this Section 16.9(a) are herein respectively referred to as the "Deadline Date."

   (b)If by the respective Deadline Date (i) the rights of the Stockholders and FPC with respect to an Indemnification Claim asserted by FPC (other than an Indemnification Claim made pursuant to Section 16.3(a)(iii)) have not been agreed upon between such parties and (ii) if submitted to arbitration or a court of competent jurisdiction, such rights have not been finally determined by a binding arbitration decision or nonappealable decision of the court, then on the respective Deadline Date the Stockholders shall be required to deliver to FPC a number of shares of FPC Common Stock in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to FPC's reasonable estimate of the amount of the loss associated with the claim or claims remaining unsatisfied (or if any of the Stockholders no longer hold sufficient shares to satisfy such estimate, the Stockholder will deliver any shares still held and cover the excess of the Stockholder's portion of the estimate by delivery of cash); and, in addition, each of the Stockholders who delivers shares (or cash deemed to replace such shares) will promptly also deliver to FPC the cash dividends that have been received by such Stockholder with respect to any of such Stockholder's shares so delivered to FPC (or with respect to the deemed shares represented by the cash so delivered to FPC). In such event, after the Deadline Date, if it should be finally determined by mutual agreement between the Stockholders and FPC, a binding arbitration decision or non-appealable decision of the court that FPC is not entitled to indemnification for any part or all of such claim or claims, FPC will issue to those Stockholders who delivered shares (or cash, as the case may be) to FPC to cover such claim or claims, the lesser of (A) the number of such shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the claim or claims in which it was determined that FPC was not entitled to indemnification (together with the dividends attributable to such shares or deemed shares, including any dividends that would have been declared and received by the Stockholders on such shares had the Stockholders held such shares or deemed shares during the period FPC held such shares) or
(B) the total number of shares (or cash, as the case may be) previously distributed to FPC to cover the claim or claims (together with the dividends attributable to such shares or deemed shares, including any dividends that would have been declared and received by the Stockholders on such shares had the Stockholders held such shares or deemed shares during the period
FPC held such shares).

   (c) Upon the payment by a Stockholder of an Indemnification Claim because of an inability to resolve the claim by the Deadline Date and if so requested by the Stockholder or the Stockholders' Representatives, as the case may be, FPC shall diligently pursue or defend (or in the sole reasonable discretion of FPC, allow the Stockholder or Stockholders' Representatives to pursue or defend, on behalf of FPC or FMI, as the case may be) recovery of any loss or defense of any claim associated with the Indemnification Claim. If FPC pursues recovery of the loss or defense of any claim, FPC will use its reasonable best efforts to keep the Stockholder or the Stockholders' Representatives, as the case may be, advised of the status of the pursuit of the recovery or defense of the claim and will consult in good faith with the Stockholder or the Stockholders' Representatives, as the case may be, as to the appropriate action to take in pursuing the matter. If FPC allows a Stockholder or the Stockholders' Representatives to pursue recovery of the loss or defense of any claim, the Stockholder or the Stockholders' Representatives, as the case may be, will use its or their reasonable best efforts to keep FPC advised of the status of the matter and will consult in good faith with FPC, as to the appropriate action to take in pursuing the recovery or defending the claim and FPC shall cooperate with the Stockholder or Stockholders' Representatives, as the case may be, in accordance with Section 16.8. If as a result of pursuing such claim or defending such claim FPC or FMI subsequently recovers any or all of such loss associated with the claim or ultimately does not suffer any or all of such loss associated with the claim, FPC will promptly thereafter issue to the Stockholders who delivered stock or cash to cover such estimate, the lesser of (A) the number of shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the recovery or avoided loss (together with the dividends attributable to such shares from the Closing Date to the date of such issuance), or (B) the number of shares in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the claim covered by the Stockholders (together with the dividends attributable to such shares from the Closing Date to the date of such issuance). For example, if by the Deadline Date, FMI has not collected certain accounts receivable existing on the Closing Date and, as a result, 1,000 shares of FPC Common Stock collectively are delivered by the Stockholders to FPC (together with the related cash dividends), then if subsequent to the Deadline Date and as a result of FPC diligently pursuing the collection of such accounts receivable, the accounts receivable are collected in full, FPC would be obligated to issue to the Stockholders, on a proportionate basis, 1,000 shares of FPC Common Stock and the dividends attributable to such shares from the Closing Date to the date of such issuance.

   (d)Upon the resolution or settlement of the indemnification obligations for any of the contingencies involving claims or losses which were known as of the Closing Date and are specifically identified on Exhibit 16.3 (as such Exhibit may be updated and agreed to at the Closing), the Stockholders shall be required to deliver to FPC a number of shares of FPC Common Stock in whole shares, having an aggregate market value (as determined on the basis of the FPC Closing Date Closing Price) most nearly equal to the amount of the indemnification obligation to be payable as determined by such resolution or settlement (or if any of the Stockholders no longer hold sufficient shares to satisfy such amount, the Stockholder will deliver any shares still held and cover the excess of the Stockholder's portion of the amount by delivery of cash); and, in addition, each of the Stockholders who delivers shares (or cash deemed to replace such shares) will promptly also deliver to FPC the cash dividends that have been received by such Stockholder with respect to any of such Stockholder's shares so delivered to FPC (or with respect to the deemed shares represented by the cash so delivered to FPC).

   (e) All matters for which no Indemnification Claim has been made as of the respective applicable Deadline Date (other than those matters specifically identified on Exhibit 16.3, as such Exhibit may be updated and agreed to at the Closing) will thereafter no longer be subject to indemnification hereunder.

   16.10 Settlement of Indemnification Obligations; Setoff.

   (a)The amount by which the Stockholders are liable to FPC for Indemnification Claims hereunder (either by agreement of the parties, pursuant to an arbitration award or otherwise) shall first be covered by recourse against the escrowed shares attributable to the respective Stockholder that remain on deposit in the escrow at such time, and the excess of such Indemnification Claims over the value of such escrowed shares (as determined on the basis of the FPC Closing Date Closing Price) may be recovered by FPC as provided in subsection (b) of this Section 16.10.

   (b)The indemnification obligations of the Stockholders contained in this
Article 16 must be satisfied by the delivery to FPC of FPC Common Stock, valued on the basis of the FPC Closing Date Closing Price; provided that if at the time such indemnification obligation is to be satisfied no stock remains in the escrow and the Stockholder does not continue to own sufficient FPC Common Stock to satisfy the obligation, the portion of the indemnification obligation which exceeds the shares of FPC Common Stock which are delivered (valued on the basis of the FPC Closing Date Closing Price) shall be satisfied instead by a payment of cash.

   16.11 Arbitration of Indemnification Claims.

   (a)Conduct of Arbitration. Any dispute, controversy or claim arising out of or relating to indemnification under this Agreement which is to be resolved by arbitration shall be resolved, decided or settled by arbitration in accordance with and through the American Arbitration Association Rules in effect when such case is placed in arbitration (the "AAA Rules"), except as modified herein. Such arbitration shall be held in the State of Texas. The arbitration shall be conducted by a single neutral arbitrator who shall be appointed by the American Arbitration Association. The party requesting arbitration shall set forth in a written statement in adequate detail the issues to be arbitrated and deliver such written statement to the arbitrator and to the other parties to the dispute; and within 15 days from the receipt of such written statement, the other parties involved in the dispute may set forth in adequate detail in a separate written statement additional related issues to be arbitrated which separate written statement shall be delivered to the arbitrator and to the party requesting arbitration. Within 10 days of delivering such separate written statement, each party to the dispute shall furnish to the other parties and to the arbitrator a notice ("Decision Notice") setting forth the decision (on a word for word basis) that such party wishes the arbitrator to make with
respect to the issues to be arbitrated.   Within 10 days after the giving of
the latter of the Decision Notices, the parties shall attend a meeting ("Meeting") at a mutually acceptable time and place to discuss fully the content of such Decision Notices and based thereon determine whether any of the parties wish to modify their Decision Notices in any way. Any such modifications shall be discussed with each party involved in the disputed matter, so that when each party finalizes its Decision Notices, it shall do so with full knowledge of the content of the other party's final Decision Notice. The finalization of such Decision Notices and the delivery of same by each party to the other parties shall occur at the Meeting unless by mutual agreement they agree to have one or more additional Meetings for such purposes.

The arbitrator shall not take any evidence directly from witnesses and shall not consider any documents other than this Agreement and the Decision Notices presented by the parties. The arbitrator shall, as expeditiously as possible (and if possible within 45 days after the selection of the arbitrator) render a written decision on the matter submitted for arbitration. Such arbitrator shall be required to adopt a decision set forth in the final Decision Notices and shall have no power whatsoever to reach any other result. Such arbitrator shall adopt the decision that in his or her judgment is the more fair, equitable and in conformance with the intent and spirit of this Agreement, taken as a whole. Such award shall be final and binding upon both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction in any state, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. The substantive law to be applied to any case determined pursuant to this Section 16.11 is that of the State of Texas. The expenses of the arbitration shall be borne among the parties to the arbitration as determined by the arbitrator; provided that each party shall pay for and bear the cost of preparing its own statements and decision notices.
The party prevailing in such arbitration may recover its reasonable attorneys' fees.

   (b)Notice. All notices to be given in connection with the arbitration shall be in writing pursuant to the provisions of Section 20.9 hereof.

   16.12 Remedies Upon Breach. Upon a breach of any provision of this Agreement by any party hereto, except as provided in Article 7, the rights and remedies shall be determined exclusively and solely under the provisions of this Agreement, more specifically, this Article 16, Articles 4, 15 and 19,
Section 20.4, Section 20.11 and Section 20.14.


                                ARTICLE 17
         CERTAIN ACCOUNTING AND TAX MATTERS; POST CLOSING MATTERS

   17.1 Closing Balance Sheet. As soon as practicable after the Closing Date, but in any event within 90 days after the Closing Date, FPC shall cause FMI to prepare a balance sheet with respect to FMI as of the close of business on the Closing Date, which balance sheet shall be prepared on the same basis, in the same format and using substantially similar methods, principles and procedures as used in preparing the balance sheet included in the Year End Statements, all in accordance with generally accepted accounting principles consistently applied.

   17.2 Pooling of Interest. Each of the Stockholders acknowledges that FPC and Merger Corporation expect that the Merger will qualify for pooling of interest accounting treatment under generally accepted accounting principles and agrees that such Stockholder will not take any action or omit to take any action which is identified on Exhibit 17.2 to the extent such action could, or is of such a similar nature to a matter identified on Exhibit 17.2 that it is reasonable for one to believe that such action or inaction could, result in the inability for FPC and Merger Corporation to treat the acquisition as qualifying for such accounting treatment.

   17.3  Tax-Free Reorganization; Continuity of Interest.

   (a)Each of the Stockholders and FPC acknowledge that the Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and agrees to report the acquisition transaction for federal and, if applicable, state income tax purposes as such.

   (b)No Stockholder has any present plan, intention, or arrangement to dispose of any of the FPC Common Stock received pursuant to the Closing of this Agreement if such disposition would reduce the fair market value of the FPC Common Stock (with such fair market value measured as of the Closing
Date) retained by such Stockholder to an amount less than 50% of the fair market value of the FMI Common Stock held by such Stockholder immediately before the Closing and no Stockholder will have such a plan, intention or arrangement as of the Closing Date.


                                ARTICLE 18
                       STOCKHOLDERS' REPRESENTATIVES

   The Stockholders hereby irrevocably designate and appoint John Mason and Allan Kvasnicka as their agents and attorneys in fact (the "Stockholders' Representatives") with full power and authority until all indemnification rights hereunder have been satisfied or otherwise expired to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder, to fix and alter on their behalf the date, time and place of the Closing, to waive, amend or modify any provisions of this Agreement, to deal with any indemnification claim asserted by FPC under Section 16.3 and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Stockholders under Article 3 hereof or increase the extent of their obligation to indemnify FPC under Article 16 hereof.

                                ARTICLE 19
                                TERMINATION

   19.1 Right to Terminate. This Agreement may be terminated at any time prior to the Closing, and the transactions contemplated hereby may be abandoned at any such time, as provided below:

   (a)FPC, FMI and the Stockholders may terminate this Agreement by mutual consent of all such parties hereto;

   (b)FPC or Merger Corporation may terminate this Agreement by giving written notice to FMI and the Stockholders (i) in the event FMI or any of the Stockholders has breached any representation, warranty or covenant contained in this Agreement so as to cause a condition precedent to closing set forth in Article 13 to be unsatisfied, FPC or Merger Corporation has notified FMI and the Stockholders of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before December 31, 1994 by reason of a failure of any condition precedent under Article 13 hereof (unless the failure results primarily from FPC or Merger Corporation breaching any representation, warranty or covenant contained in this Agreement); and

   (c)FMI or the Stockholders may terminate this Agreement by giving written notice to FPC and Merger Corporation (i) in the event FPC or Merger Corporation has breached any representation, warranty or covenant contained in this Agreement so as to cause a condition precedent to closing set forth in Article 14 to be unsatisfied, FMI or any of the Stockholders has notified FPC and Merger Corporation of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before December 31, 1994 by reason of a failure of any condition precedent under Article 14 hereof (unless the failure results primarily from FMI or any of the Stockholders breaching any representation, warranty or covenant contained in this Agreement).

   19.2 Effectiveness of Termination. Termination of this Agreement and abandonment of the transactions contemplated hereby shall be deemed effective on the date mutually agreed upon by the parties, or, in the event of termination by unilateral action, on the date specified in a written notice to the other parties.


   19.3 Liability Upon Termination. Upon proper termination by unilateral action pursuant to this Article 19, the party having defaulted in the performance of a covenant or having made an untrue statement (including without limitation any statement which is discovered to be untrue as a result of a supplemental disclosure made pursuant to Section 12.9) shall be liable to the terminating party only to the extent of (and not exceeding) (i) the reasonable attorneys' fees incurred by the terminating party in connection with this Agreement and in anticipation of the consummation of the transactions contemplated hereby and (ii) the portion of the filing fees associated with the HSR Act filings paid by the terminating party.

                                ARTICLE 20
                                  GENERAL

   20.1 No Brokers. Each of the parties to this Agreement represents and warrants, each to the others, that it has not utilized the services of any finder, broker or agent except that the Stockholders acknowledge that they are solely responsible for any investment banking fees and expenses that may be due and owing to Corporate Acquisitions, Inc. Each of the parties agrees to indemnify the other parties against and hold them harmless from any and all liabilities to any person, firm or corporation claiming any broker's or finder's fee or commission of any kind on account of services rendered on behalf of such corporation in connection with the transactions contemplated by this Agreement.

   20.2 Survival of Representations, Warranties, Etc. Each of the Stockholders, FPC and Merger Corporation covenants and agrees that his, her or its representations, warranties, covenants, statements and agreements contained in this Agreement and the exhibits hereto and any document delivered in connection herewith shall survive the Closing Date and until expiration of the period for indemnification with respect to the respective representations, warranties, covenants, statements and agreements as more particularly set forth in Section 16.9. FMI's representations, warranties, covenants, statements and agreements contained in this Agreement and the exhibits hereto and any document delivered in connection herewith shall not survive the Closing Date; provided that the nonsurvival of FMI's representations, warranties, covenants, statements and agreements (i) shall not in any way affect the survival of the representations, warranties, covenants, statements and agreements of the Stockholders, including those made together with FMI or (ii) in any way limit (based on any theory of contribution or otherwise) the indemnification obligations hereunder of the Stockholders.

   20.3 Waivers. No waiver of any breach or delay in enforcing the terms of this Agreement shall be valid and effective unless the same shall be in writing and signed by the waiving party. No waiver of any breach or delay in enforcing the terms of this Agreement shall operate or be construed as a waiver of any subsequent breach. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, therein and in any document delivered in connection herewith or therewith.

   20.4 Specific Enforcement. The parties agree and acknowledge that in the event of a breach by any of the parties of any other material provision of this Agreement, damages at law will be an insufficient remedy to the other party. Accordingly, the parties agree that, in addition to any other remedies or rights that may be available to any of them, the parties shall also each be entitled, upon application to a court of competent jurisdiction, to obtain temporary or permanent injunctions to compel specific performance of the obligations of the other party under this Agreement.

   20.5 Expenses. Each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts. Notwithstanding the foregoing, FPC and Merger Corporation, on the one hand, and the Stockholders, jointly and severally on the other hand, will bear 50% of the reasonably incurred filing fees associated with the HSR filings.

   20.6 Press Releases. FPC shall not make or release, FMI shall not make or release, and each Stockholder shall not make or release, any statement or public disclosure concerning this Agreement or the transactions contemplated by this Agreement to any medium of public communication except (1) upon the prior written agreement of FPC and the Stockholders' Representatives, or
(2) as its counsel may advise is required by law, and then, as to FMI or any of the Stockholders, only after giving FPC an opportunity to comment thereon, and, as to FPC, only after giving the Stockholders' Representatives an opportunity to comment thereon.

   20.7 Confidentiality. All documents and information (written and oral) furnished to the parties to this Agreement or to which such parties are given access shall be treated by each party as the sole property of the party furnishing the information until consummation of the transactions contemplated by this Agreement and, upon termination of this Agreement for any reason without completion of the Closing, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive purpose. The obligations under this
Section 20.7 shall not apply to disclosures required by applicable law, or to any information which was already in the possession of the party receiving the information prior to the disclosure thereof by the party furnishing the information; was then generally known to the public; became known to the public through no fault of the party receiving the information; or was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality. If the transactions contemplated by this Agreement are not consummated, then each of the parties to this Agreement agrees to keep confidential and shall not use for its own benefit any of the information (unless in the public domain) obtained from any other party and shall promptly return to such other parties all schedules, documents or other written information (without retaining copies thereof) previously obtained from such other parties.

   20.8 Securities Law. Each party acknowledges and is aware that applicable state and federal securities laws prohibit any person who has material non-public information about a company from purchasing or selling the securities of that company. FMI and each of the Stockholders further acknowledge that, during the course of the transactions contemplated by this Agreement, FMI and its employees, agents and Affiliates and the Stockholders may become privy to material non-public information regarding FPC and/or Merger Corporation or their Affiliates. FMI and each of the Stockholders agree and acknowledge that such material non-public information will be the property of the entity which such information concerns. FMI and each of the Stockholders covenant and agree that they will not, and will not suffer or permit any of their employees, agents or Affiliates to, disclose to any third person or make use of any such material non-public information in connection with the purchase or sale of any securities. The foregoing covenants regarding material non-public information shall not apply to the extent that such information is publicly disclosed by FPC or Merger Corporation or any of their Affiliates or otherwise publicly disclosed in accordance with law by a person other than FPC or Merger Corporation, or their respective employees, agents or Affiliates.

   20.9 Notices. Any notice, request, demand or other communication which is required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (1) if transmitted by telecopy, electronic telephone line facsimile transmission or other similar electronic or digital transmission method, when transmitted; (2) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, the day after it is sent; (3) if mailed, first class registered or certified United States mail, postage prepaid, five days after it is sent; and (4) in any other case, when actually received. In each case, notice shall be sent to:

   If to FPC or Merger Corporation:

   c/o Progress Rail Services Corporation
   Barnett Tower
   One Progress Plaza
   St. Petersburg, Florida  33701
   Telecopier: (813) 824-6601
   Attn:  Vice President

   With copies to:

   Florida Progress Corporation
   Progress Capital Holdings, Inc.
   Barnett Tower
   One Progress Plaza
   St. Petersburg, Florida  33701
   Telecopier: (813) 824-6537
   Attn:  General Counsel

   and

   Gary I. Teblum
   Trenam, Simmons, Kemker, Scharf, Barkin
     Frye & O'Neill
   P.O. Box 1102
   Tampa, Florida 33601

   If to the Stockholders:

   Anne B. Windfohr

   c/o John Mason
   President
   Burnett Oil Co., Inc.
   801 Cherry Street, Suite 1500
   Fort Worth, Texas 76102

   John Marion

   c/o John Mason
   President
   Burnett Oil Co., Inc.
   801 Cherry Street, Suite 1500
   Fort Worth, Texas 76102

   John Mason

   John Mason
   President
   Burnett Oil Co., Inc.
   801 Cherry Street, Suite 1500
   Fort Worth, Texas 76102

   Sam Braunagel

   Sam Braunagel
   2927 Maple Ave. #205
   Dallas, Texas 75201

   Allan J. Kvasnicka

   Allan J. Kvasnicka
   President
   Corporate Acquisitions, Inc.
   5430 LBJ Freeway, Suite 1600
   Dallas, Texas 75240

   Craig W. Wycoff

   Craig W. Wycoff
   Senior Associate
   Corporate Acquisitions, Inc.
   5430 LBJ Freeway, Suite 1600
   Dallas, Texas 75240

   O. Elwyn Seay

   O. Elwyn Seay
   c/o FM Industries, Inc.
   8600 Will Rogers Blvd.
   Fort Worth, Texas 76132

   Leo Kane

   Leo Kane
   c/o FM Industries, Inc.
   8600 Will Rogers Blvd.
   Fort Worth, Texas 76132

   With respect to John Mason, John Marion and/or Anne Windfohr, with a copy to:

   Don Plattsmier
   Kelly, Hart & Hallman
   201 Main Street, Suite 2500
   Fort Worth, Texas 76102

   If to FMI:

   FM Industries, Inc.
   Three Lincoln Centre, Suite 1600
   5430 LBJ Freeway
   Dallas, Texas  75240
   Attn: Allan Kvasnicka
   Telecopier: 214-788-5462

   With a copy to:

   Douglas A. Tatum
   Youngblood & Owens, LC
   Plaza of the Americas
   600 North Pearl, Suite 600
   Dallas, Texas 75201

or to such other address as a party may have specified in writing to the other parties using the procedures specified above in this Section 20.9.

   20.10 Assignability. No party hereto may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written consent of all other parties; provided however that after the Closing FPC may, without prior consent of FMI or the Stockholders, (i) assign all or part of FPC's rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases FPC nonetheless shall remain responsible for the performance of all of its obligations hereunder).

   20.11 Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Circuit Court of the Sixth Judicial Circuit of the State of Florida in and for Pinellas County or in the United States District Court for the Middle District of Florida, Tampa Division. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

   20.12 Further Assurances. Each party to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements or instruments and shall cooperate with one another in all respects for the purpose of carrying out the transactions contemplated by this Agreement.

   20.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties has executed at least one of the counterparts even if all the parties have not executed the same counterpart.

   20.14 Applicable Law; Construction and Interpretation.

   (a)This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Texas (but any provision of Texas law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Texas).

   (b)The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

   (c)Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

   20.15 Time of the Essence.  Time is of the essence under this Agreement.

   20.16 Integration of Agreement. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

   20.17 Submission of Draft. The submission of a draft of this Agreement or a summary of some or all of its provisions does not constitute an offer to acquire or to sell FMI, it being understood and agreed that neither FPC, Merger Corporation, FMI nor any of the Stockholders shall be legally obligated with respect to an acquisition of FMI unless and until this Agreement has been executed by all parties hereto and a fully executed copy has been delivered.

   20.18 Effect of Investigation. Any inspection, preparation, or compilation of information or Exhibits, or audit of the inventories, properties, financial condition, or other matters relating to FMI conducted by or on behalf of FPC or Merger Corporation pursuant to this Agreement shall in no way limit, affect, or impair the ability of FPC or Merger Corporation to rely upon the epresentations, warranties, covenants, and agreements of FMI and the Stockholders set forth herein or limit, affect or impair the indemnification obligations hereunder of any of the Stockholders. All statements contained in any certificate or Exhibit delivered by or on behalf of FMI or any of the Stockholders pursuant to this Agreement shall be deemed representations and warranties hereunder by FMI or the respective Stockholder, as the case may be. Any information included on any Exhibit in response to the disclosure required in such Exhibit shall be deemed to be included in any other Exhibit to this Agreement if (i) it is apparent from the face of the disclosure made in the first Exhibit that such disclosure is also responsive to the disclosure required in the other Exhibit and (ii) the disclosure in the first Exhibit contains all information which would be required to be disclosed with respect to such matter in the other Exhibit.

   IN WITNESS WHEREOF, this Agreement has been signed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal by the Secretary or Assistant Secretary of each of the corporate parties, all on the date first above written.


WITNESSES:                         FLORIDA PROGRESS CORPORATION

/s/Ralph S. Mucci
- -----------------------            By:  /s/Richard D. Keller
                                        ------------------------
                                        Group Vice-President
/s/Gary I. Teblum
- -----------------------



ATTEST:                            FM INDUSTRIES, INC.

  (Corporate Seal)

/s/William R. Frazier              By:  /s/O. Elwyn Seay
- -----------------------                 -----------------------
Secretary                               President


ATTEST:                            EFC MERGER CORP.

      (Corporate Seal)


/s/Ralph S. Mucci                  By:  /s/James V. Smallwood
- -----------------------                 ----------------------
Assistant Secretary                     Vice President



WITNESSES:


/s/Don C. Plattsman                     /s/Anne B. Windfohr
- -----------------------                 ---------------------
                                        ANNE B. WINDFOHR
/s/John W. Mason
- -----------------------


/s/Don C. Plattsman                     /s/John Marion
- -----------------------                 --------------------
                                        JOHN MARION
/s/John W. Mason
- -----------------------


/s/Sam Braunagel                        /s/John Mason
- -----------------------                 --------------------
                                        JOHN MASON

/s/Craig W. Wycoff
- -----------------------


/s/Craig W. Wycoff                      /s/Sam Braunagel
- -----------------------                 --------------------
                                        SAM BRAUNAGEL
/s/John W. Mason
- -----------------------

/s/Leo Kane                             /s/Allan J. Kvasnicka
- -----------------------                 ---------------------
                                        ALLAN J. KVASNICKA
/s/O. Elwyn Seay
- -----------------------


/s/Sam Braunagel                        /s/Craig W. Wycoff
- -----------------------                 --------------------
                                        CRAIG W. WYCOFF
/s/John W. Mason
- -----------------------


/s/Leo Kane                             /s/O. Elwyn Seay
- -----------------------                 --------------------
                                        O. ELWYN SEAY
/s/Allan J. Kvasnicka
- -----------------------


/s/O. Elwyn Seay                        /s/Leo Kane
- -----------------------                 --------------------
                                        LEO KANE
/s/Allan J. Kvasnicka
- -----------------------

                                 EXHIBITS

                                  EXHIBIT 7.1(j)

                            STOCKHOLDER ACKNOWLEDGEMENT


     WHEREAS, the undersigned (the "Stockholder") is to be issued shares of Common Stock (the "Shares") of Florida Progress Corporation (the "Company") pursuant to the merger and acquisition of FM Industries, Inc.;

     NOW THEREFORE, in consideration of the agreement of the Company to pursue registration of the Stockholder's Shares with the Securities and Exchange Commission (the "Commission") on a Form S-3 Registration Statement (the "Registration Statement"), which contains therein a reoffer prospectus (the "Reoffer Prospectus"), and intending to be legally bound, the undersigned hereby agrees as follows:

     1. The Stockholder acknowledges receipt of a Memorandum dated November 22, 1994 from the Company describing the responsibilities of the Selling Stockholders under the Reoffer Prospectus (the "Memorandum"), and further acknowledges that the Stockholder has carefully read the Memorandum and, to the extent necessary, has discussed the Memorandum with the Stockholder's counsel or counsel for FM Industries, Inc.

     2. The Stockholder shall not offer to sell, sell or otherwise dispose of, and shall not purchase or solicit others to purchase, shares of Common Stock of the Company in violation of any federal or state securities laws, including without limitation the Securities Act of 1933, and the Securities Exchange Act of 1934 and Rules 10b-2, 10b-6 and 10b-7 thereunder.

     3. If the Stockholder plans to sell any Shares covered by the Reoffer Prospectus otherwise than in an ordinary brokerage transaction in which the broker does not solicit purchases, the Stockholder will notify the Company in advance of such proposed sale in accordance with the Memorandum, and will not complete the sale until after the Stockholder either has received a prospectus supplement describing the sale or has received confirmation from the Company that no such supplement is required.

     4. In addition to any notice that may be required pursuant to paragraph 3 above, the Stockholder shall promptly notify the Company in writing following each sale of any of the Stockholder's Shares, whether such sale is pursuant to an ordinary brokerage transaction or otherwise. Such notice shall state the number of Shares sold by the Stockholder, shall describe the manner in which the sale was consummated, and shall be delivered by mail or telecopy to the Company at 3201 34th Street South, St. Petersburg, FL 33711 Attn: Douglas E. Wentz, telecopy number (813) 866-4021.


                                   By__________________________________
                                       Signature of Selling Stockholder

_______________________            ____________________________________
Date                               Print Name of Selling Stockholder